Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto included in Item 8 of this Annual Report on Form 10-K. Those notes also give more detailed information regarding the basis of presentation for the following information.

Forward-Looking Statements

Certain statements contained in this Annual Report on Form 10-K, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the effect of the current economic downturn; the impact of our significant leverage on our operating plans; our ability to service our debt; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; our ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of our acquisitions and various other uncertainties associated with the death care industry and our operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth under Risk Factors in Part I, “Item 1A”. We assume no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Organization and Capitalization

We were organized on April 2, 2004 to own and operate the cemetery and funeral home business conducted by Cornerstone and its subsidiaries. On September 20, 2004, in connection with our initial public offering of common units representing limited partner interests, Cornerstone contributed to us substantially all of its assets, liabilities and businesses, and then converted into CFSI LLC, a limited liability company. This transfer represented a reorganization of entities under common control and was recorded at historical cost. In exchange for these assets, liabilities and businesses, CFSI LLC received 564,782 common units and 4,239,782 subordinated units representing limited partner interests in us.

Cornerstone was founded in 1999 by members of our management team and a private equity investment firm, which we refer to as McCown De Leeuw, in order to acquire a group of 123 cemetery properties and 4 funeral homes. Since that time, Cornerstone, succeeded by us, acquired 111 additional cemeteries and 55 funeral homes, built two funeral homes, exited from one management contract and sold one cemetery and one funeral home.

On September 20, 2004, we completed our initial public offering of 3,675,000 common units at a price of $20.50 per unit representing a 42.5% interest in us. On September 23, 2004, we sold an additional 551,250 common units to the underwriters in connection with the exercise of their over-allotment option and redeemed an equal number of common units from CFSI LLC at a cost of $5.3 million, making a total of 4,239,782 common units outstanding. Total gross proceeds from these sales were $86.6 million, before offering costs and underwriting discounts. Net proceeds, after deducting underwriting discounts but before paying offering costs, from these sales of common units was $80.8 million.

Concurrent with the initial public offering, our wholly owned subsidiary, StoneMor Operating LLC, and its subsidiaries, all as borrowers, issued and sold $80.0 million in aggregate principal amount of senior secured notes in a private placement and entered into a $12.5 million revolving credit facility and a $22.5 million acquisition facility with a group of banks. The net proceeds of the initial public offering and the sale of senior secured notes were used to repay the debt and associated accrued interest of approximately $135.1 million of CFSI LLC and $15.7 million of fees and expenses associated with the initial public offering and the sale of senior secured notes. The remaining funds have been used for general partnership purposes, including the construction of mausoleum crypts and lawn crypts, the purchases of equipment needed to install burial vaults and the acquisition of cemetery and funeral home locations.

On December 21, 2007, we completed a secondary public offering of 2,650,000 common units at a price of $20.26 per unit representing a 22.2% interest in us, making a total of 8,505,725 common units outstanding. In conjunction with this offering, our general partner contributed $1.1 million to maintain its 2% general partner interest. Total gross proceeds from these sales were $54.8 million, before offering costs and underwriting discounts. Net proceeds, after deducting underwriting discounts but before paying offering costs, from these sales of common units were $51.8 million.

Concurrent with the secondary public offering, our wholly owned subsidiary, StoneMor Operating LLC and its subsidiaries (collectively “StoneMor LLC”), all as borrowers, issued $17.5 million in aggregate principal amount of senior secured notes. The net proceeds of the public offering and the sale of senior secured notes and borrowings of $6.3 million under our acquisition line of credit were used to purchase 45 cemeteries and 30 funeral homes from Service Corporation International (NYSE: SCI).

Overview

Cemetery Operations

We are the second largest owner and operator of cemeteries in the United States. As of December 31, 2008, we operated 232 cemeteries in 25 states and Puerto Rico. We own 218 of these cemeteries and operate the remaining 14 under long-term management agreements with non-profit cemetery corporations that own the cemeteries. As a result of the agreements and other control arrangements, we consolidate the results of the 14 managed cemeteries in our consolidated financial statements.

We sell cemetery products and services both at the time of death, which we refer to as at-need, and prior to the time of death, which we refer to as pre-need. During the year ended December 31, 2008, we performed approximately 38,863 burials and sold more than 25,297 interment rights (net of cancellations) compared to 29,380 and 20,425 respectively, in 2007. In 2008, our cemetery operations accounted for approximately 86.9% of our revenues.

Our results of operations for our Cemetery Operations segments are determined primarily by the volume of sales of products and services and the timing of product delivery and performance of services. We derive our cemetery revenues primarily from:

•	at-need sales of cemetery interment rights, merchandise and services;

•	pre-need sales of cemetery interment rights, which we generally recognize as revenues when we have collected 10% of the sales price from the customer;

•	pre-need sales of cemetery merchandise, which we recognize as revenues when we satisfy the criteria specified below for delivery of the merchandise to the customer;

•	pre-need sales of cemetery services, other than perpetual care services, which we recognize as revenues when we perform the services for the customer;

•

investment income from assets held in our merchandise trust, which we recognize as revenues when we deliver the underlying merchandise or perform the underlying services and recognize the associated sales revenue as discussed above;

•	investment income from perpetual care trusts, which we recognize as revenues as the income is earned in the trust; and

•	other items, such as interest income on pre-need installment contracts and sales of land.

The criteria for recognizing revenue related to the sale of cemetery merchandise is that such merchandise is “delivered” to our customer, which generally means that:

•	the merchandise is complete and ready for installation; or

•	the merchandise is either installed or stored at an off-site location, at no additional cost to us, and specifically identified with a particular customer; and

•	the risks and rewards of ownership have passed to the customer.

We generally satisfy these delivery criteria by purchasing the merchandise and either installing it on our cemetery property or storing it, at the customer’s request, in third-party warehouses, at no additional cost to us, until the time of need. With respect to burial vaults, we install the vaults rather than storing them to satisfy the delivery criteria. When merchandise is stored for a customer, we may issue a certificate of ownership to the customer to evidence the transfer to the customer of the risks and rewards of ownership.

Pre-need Sales

Deferred revenues from pre-need sales and related merchandise trust earnings are reflected on our balance sheet in deferred cemetery revenues, net. Total deferred cemetery revenues, net, also includes deferred revenues from pre-need sales that were entered into by entities we acquired prior to the time we acquired them. This includes both those entities that we acquired at the time of the formation of Cornerstone and other subsequent acquisitions. Our profit margin on pre-need sales entered into by entities we subsequently acquired is generally less than our profit margin on other pre-need sales because, in accordance with industry practice at the time these acquired pre-need sales were made, none of the selling expenses were recognized at the time of sale. As a result, we are required to recognize all of the expenses (including deferred selling expenses) associated with these acquired pre-need sales when we recognize the revenues from that sale.

Pre-need products and services are typically sold on an installment basis with terms ranging from 12 months to 84 months, with an average of 33 months. Subject to state law, these contracts are normally subject to “cooling-off” periods, generally between three and thirty days, during which the customer may elect to cancel the contract and receive a full refund of amounts paid. Also subject to applicable state law, we are generally permitted to retain the amounts already paid on contracts, including any amounts that were required to be deposited into trust, on contracts cancelled after the “cooling-off” period. Historical post “cooling-off” period cancellations total approximately 10% of our pre-need sales (based on contract dollar amounts). If the products and services purchased under a pre-need contract are needed for interment before payment has been made in full, generally the balance due must be immediately paid in full.

Pre-need sales contracts normally contain provisions for both principal and interest. For pre-need sales wherein the contracts do not bear a market rate of interest, the Company imputes such interest (at a rate of 9.75% during the year ended December 31, 2007 and 9.0% during the year ended December 31, 2008) in order to segregate the principal and interest component of the total contract value.

We normally offer prepayment incentives to customers whose pre-need contracts are longer than 36 months and bear interest. If those customers pay their contracts in full in less than 12 months, we rebate the interest that we collected from them. Even though this rebate policy reduces the amount of interest income we receive on our accounts receivable, the net effect is an increase in our immediate cash flow. Interest income from pre-need sales, including imputed interest, accounted for 3.0% of our 2008 revenues.

At-need Sales

At-need sales of products and services are generally required to be paid for in full with cash at the time of sale. At that time, we first deposit any amount required to be placed in perpetual care trusts. Then we pay commissions, which are usually equal to 5% of the total sales price, to our sales personnel. We are not required to deposit any amounts from our at-need sales into merchandise trusts.

Expenses

Our primary variable operating costs are cost of goods sold and selling expenses. Cost of goods sold reflects the actual cost of purchasing products and performing services and averaged from 13.5% to 14.6% of the related sales price for the last three years. Selling expense consists of salesperson and sales management payroll costs, including selling commissions, bonuses and employee benefits, and other costs of obtaining product and service sales, such as advertising, marketing, postage and telephone. Selling expense also includes override commissions paid to our cemetery managers based on the volume of sales made for the cemeteries they manage. Override commissions are generally 4% to 6% of gross sales price and are payable weekly.

Additionally, we self-insure medical expenses of our employees up to certain individual and aggregate limits after which our insurer is responsible for additional medical expenses. Our self-insurance policy may result in variability in our future operating expenses.

In addition to our variable operating expenses, we incur fixed costs, primarily for cemetery expense, depreciation of property and equipment and general and administrative expense for our cemeteries. Cemetery expense represents the cost to maintain and repair our cemetery properties and consists primarily of labor and equipment, utilities, real estate taxes and other maintenance items. Repairs necessary to maintain our cemeteries are expensed as they are incurred. Other maintenance costs required over the long term to maintain the operating capacity of our cemeteries, such as to build roads and install sprinkler systems, are capitalized. We depreciate our property and equipment on a straight-line basis over their estimated useful lives. General and administrative expense, which does not include corporate overhead, includes primarily insurance and other costs necessary to maintain our cemetery offices.

Direct costs associated with pre-need sales of cemetery merchandise and services, such as sales commissions and cost of goods sold, are reflected in the balance sheet in deferred selling and obtaining costs and deferred cemetery revenues, net, respectively and are expensed as the merchandise is delivered or the services are performed. Indirect costs, such as marketing and advertising costs, are expensed in the period in which they are incurred.

Sales of cemetery lots and interment rights, whether at-need or pre-need, typically generate a higher profit margin than the other products and services we sell. This is primarily because our cost of goods sold is lower on these sales. When we purchase cemetery property, we allocate the purchase price to the property based on the number of burial lots. As we recognize revenues from sales of interment rights or land, we expense the cost of the associated lots as the cost of goods sold.

Funeral Home Operations

As of December 31, 2008, we owned and operated 60 funeral homes. These properties are located within the contiguous United States and in Puerto Rico. Twenty six of our 60 funeral homes are located on the grounds of cemeteries that we own.

We derive revenues at our funeral homes from the sale of funeral home merchandise, including caskets and related funeral merchandise, and services, including removal and preparation of remains, the use of our facilities for visitation, worship and performance of funeral services and transportation services. We sell these services and merchandise almost exclusively at the time of need utilizing salaried licensed funeral directors. In 2008, our funeral home revenues accounted for approximately 13.1% of our revenues. 6,759 funerals were performed at our funeral homes in 2008.

We generally include revenues from pre-need casket sales in the results of our cemetery operations. However, some states require that caskets be sold by funeral homes, and revenues from casket sales in those states are included in our funeral home results.

Our funeral home operating expenses consist primarily of compensation to our funeral directors and the cost of caskets.

Corporate

We incur fixed costs for corporate overhead primarily for centralized functions, such as payroll, accounting, collections and professional fees. We also incur expenses relating to reporting requirements under U.S. federal securities laws and certain other additional expenses of being a public company. During 2008, our expenses related to being a public company totaled $1.2 million.

Revenues by State

The following table shows the percentage of revenues attributable to each of the states in which we operate for the periods presented:

	2006	2007	2008
Alabama	1.9%	4.6%	4.7%
California	0.0%	0.2%	11.0%
Florida	0.0%	0.0%	1.8%
Georgia	1.8%	2.0%	1.8%
Illinois	0.1%	0.5%	2.4%
Indiana	0.0%	0.3%	2.6%
Kansas	0.2%	2.1%	1.5%
Maryland	10.9%	8.6%	8.0%
Michigan	0.2%	1.7%	1.3%
Missouri	0.3%	1.3%	1.6%
New Jersey	15.9%	12.4%	9.8%
North Carolina	5.5%	5.9%	5.7%
Ohio	5.8%	4.2%	6.6%
Oregon	0.3%	2.9%	3.7%
Pennsylvania	29.0%	27.8%	17.6%
Tennessee	0.9%	1.2%	2.1%
Virginia	15.4%	12.6%	8.5%
West Virginia	11.0%	9.7%	6.7%
All others	0.8%	2.0%	2.6%

Total	100.0%	100.0%	100.0%

Principal Products and Services

The following table shows the percentage of revenues attributable to our principal products, services and other items during the periods presented:

	2006	2007	2008
Pre-need sales:
Burial lots	7.5%	7.3%	9.1%
Mausoleum crypts	8.1%	6.1%	5.7%
Markers	5.1%	7.0%	4.8%
Grave marker bases	1.6%	2.7%	1.2%
Burial vaults	6.3%	5.6%	4.4%
Lawn crypts	0.2%	0.9%	0.8%
Caskets	3.9%	4.3%	2.5%
Initial openings and closings (1)	7.1%	5.9%	5.1%
Other (2)	3.1%	2.8%	3.5%

Total pre-need sales	42.9%	42.7%	37.1%

Interest from pre-need sales	3.6%	3.2%	2.9%

Investment income from trusts:
Perpetual care trusts	8.3%	8.8%	7.5%
Merchandise trusts	5.2%	5.4%	3.6%

Total investment income from trusts	13.5%	14.2%	11.1%

At-need sales
Openings and closings (3)	12.9%	11.9%	12.8%
Markers	8.1%	7.9%	9.3%
Burial lots	3.3%	3.0%	4.0%
Mausoleum crypts	1.6%	1.5%	1.5%
Grave marker bases	2.5%	2.4%	2.2%
Foundations and inscriptions (4)	1.5%	1.2%	1.2%
Burial vaults	1.3%	1.4%	2.0%
Other (5)	1.5%	1.4%	1.9%

Total at-need sales	32.7%	30.8%	35.0%

Funeral home revenues	5.3%	7.4%	13.1%
Other revenues (6)	2.0%	1.7%	0.8%

Total revenues	100.0%	100.0%	100.0%

(1)	Installation of the burial vault into the ground.
(2)	Includes revenues from niches, mausoleum lights, cremations, pet cemeteries, installation of burial vaults and markers sold to our customers by third parties and pre-need sales made in connection with the relocation of other cemetery interment rights. Also includes document processing fees on pre-need contracts and fees from sales of travel care protection, which covers shipping costs of a body if death occurs more than 100 miles from the place of residence.
(3)	Installation of the burial vault into the ground and the placement of the casket into the vault.
(4)	Installation of the marker on the ground and its inscription.
(5)	Includes revenues from lawn crypts, decorative lights installed on mausoleum crypts, installations of burial vaults, markers sold to our customers by third parties, cremation fees and document-processing fees on at-need contracts.
(6)	Includes sales of manufactured burial vaults to third parties, sales of cemetery and undeveloped land, commissions from sales of pre-need funeral and death benefit insurance policies provided through a third-party insurer and other miscellaneous revenues.

Cash Flow

The impact of pre-need sales on near-term cash flow depends primarily on the commissions paid on the sale, the portion of the sales price required to be deposited into trust and the terms of the particular contract, such as the amount of the required down payment, the products purchased and the length of the contract. Pre-need sales often generate short-term cash flow deficits due to the timing of when we receive amounts from customers, pay related commissions and deposit amounts into the perpetual care and merchandise trusts.

We generally require customers to make a down payment on a pre-need contract of at least 5% of the total sales price, with the average down payment equal to 8.7% of the total sales price during 2008. When we receive a payment from a customer on a pre-need contract, we first deposit the requisite portion into trust as required by state law. Then, we pay all or a portion of the commission due to the salesperson responsible for the sale. We generally pay commissions to our pre-need sales personnel based on a percentage, usually 6% to 22%, of the total sales price, but only to the extent that cash is received from the customer. If the down payment received from the customer is not sufficient to cover the entire commission, the remaining commission is paid from subsequent installments, but only to the extent of 80% of the cash received from the customer in each installment. Because we are required to deposit a portion of each installment into trust, we are usually required to use our own cash to cover a portion of the commission due to the salesperson. Accordingly, pre-need sales are generally cash flow negative initially but become cash flow positive at varying times over the life of the contract, generally six to seven months after the down payment is made, depending upon the trust requirements, the terms of the particular contract, the sales commission paid and the timing of delivery or performance of the related products and services.

For example, on a pre-need contract with a total sales price of $1,000, a 10% down payment, a 40% perpetual care and merchandise trusting requirement, a 15% sales commission and a one-year term without interest, our short-term cash flow would be as follows:

•

When we receive the $100 down payment from the customer, we would deposit 40% of the payment, or $40 in trust and pay 100% of the commission due to the salesperson, or $150, but only to the extent that we received cash from the customer, or $100. Our total cash obligations would be $140 even though we only received $100 from the customer. We would use $40 of our operating cash to pay the sales commission and, at this time, would be cash flow negative on the contract.

•

In month one, when we receive the first $75 installment from the customer, we would deposit 40%, or $30, into trust and pay 100% of the balance of the commission due to the sales person, or $50. Our total cash obligations would be $80 even though we only received $75 from the customer. We would use $5 of our operating cash to pay sales commission and would still be cash flow negative on the contract.

•

In month two, when we receive the next $75 installment from the customer, we would deposit 40%, or $30, into trust, but we would have no further commission due on the sale. The remaining $45 received from the customer would go back into our operating cash, and we would break even on the contract on a cash-flow basis.

•

In month three, when we receive the next $75 installment from the customer, we would deposit 40%, or $30, into trust and the remaining $45 would go back into our operating cash. In this month, we would become cash flow positive on the contract.

We can enhance our operating cash flow by purchasing and delivering many of our products in advance of the time of customer need, either by installing them in the customer’s burial space (in the case of burial vaults) or storing them for the customer, and by performing certain services prior to the time of need. For example, within the allowances of state law, we purchase burial vaults, grave markers and caskets, and perform initial openings and closings to install the burial vault in the ground before the time of need. When we satisfy the criteria for delivery of pre-need products or perform pre-need services, we are permitted to withdraw the related principal and any income and capital gains that we have not already withdrawn from the merchandise trust, and we recognize the amounts withdrawn, including amounts previously withdrawn, as revenues. Advance purchasing helps us avoid the negative cash flow impact of depositing significant portions of our sales proceeds in trusts while earning rates on those trusts that are currently less than interest rates we pay on our debt. To the extent that we can purchase and deliver products and perform services in advance of the time of need, we can accelerate, within the limitations of GAAP, the timing of our revenue recognition for these products and services. As a result, decisions made by our management to purchase and deliver products or perform services in advance, for cash flow or other reasons, affects the timing of revenue recognition from the underlying sales.

In 1999 and 2000, the rates of return on funds held in merchandise and perpetual care trusts generally exceeded the interest rates on our outstanding debt. We focused on increasing our assets by holding the funds deposited in merchandise and perpetual care trusts until the time of need and borrowing under our credit facility any cash needed for our operations. In 2001, however, market conditions changed, and the interest rates on our outstanding debt generally exceeded our rates of return on funds held in merchandise and perpetual care trusts. We began to consider alternative methods for increasing our cash flow in response to these declining rates of return. By 2003, we had adjusted our cash flow management to accelerate the withdrawal of funds from merchandise trusts, within the limitations of applicable state law, and to purchase and deliver pre-need products and perform pre-need services in advance of the time of need. We used the amounts withdrawn from merchandise trusts, after deducting our costs to purchase the related products and perform the related services, to service our outstanding debt and operate our business. The availability of these withdrawn funds for our operations reduced the amount of additional borrowings we otherwise would have been required to make under our credit facility, and we did not incur the interest expense that would have been associated with those borrowings.

We are somewhat limited, however, in our ability to purchase some products in advance of the time of need because of their availability. Given our large volume of pre-need sales, it is unlikely that our suppliers could provide, or we could manufacture, all of the products included in our pre-need backlog at any given time. For example, we generally need more vaults per year to fulfill our pre-need contract obligations, than we currently manufacture at our plant. We must purchase any excess from third party suppliers who must also meet the demands of other cemetery operators.

We currently purchase burial vaults from third-party providers to assist us in meeting the demands of our accelerated purchase and delivery program. We are also limited in our ability to perform certain services in advance of the time of need because of their nature or our resources. For example, we cannot perform the final opening and closing, which is the placing of the casket into the ground, or inscribe the date of death on the monument or marker until the time of need. Even if we chose to perform all of the services in our pre-need backlog that could be performed in advance of need, such as installing all of the burial vaults in our pre-need backlog, we would not currently have the labor, equipment or other resources to perform all of those services in a short period of time.

Trusting

We are generally required by state law to place a portion of the sales price of cemetery interment rights, whether at-need or pre-need, into a perpetual care trust to maintain the cemetery property in perpetuity. While this amount varies, it is generally 10% to 20% of the sales price of the interment right.

We fund these amounts pro-rata on an “as received” basis. As payments are received from the customer, we deposit a pro rata amount of the payment into a perpetual care trust. For example, if we receive a payment of 20% of the sales price from the customer, we would deposit into the perpetual care trust 20% of the total amount required to be placed into trust for that sale.

Under the state laws that require the creation of the perpetual care trusts, we are not permitted to withdraw the trust principal, and our creditors and customers have no right to make claim to the funds deposited into these trusts. Amounts held in these perpetual care trusts are invested by third-party investment managers as discussed in more detail below. As a result, we do not possess legal title to the trust principal in these perpetual care trusts.

We consolidate the assets of the trust in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 revised (“FIN 46R”), Consolidation of Variable Interest Entities: an Interpretation of Accounting Research Bulletin (“ARB”) No. 51, as the trust is considered to be a variable interest entity for which we are the primary beneficiary. Assets are reflected at fair market value on the asset portion of our balance sheet as of December 31, 2008 as an asset entitled “perpetual care trusts, restricted, at fair value,” and an equal amount is reflected in the liability portion of our balance sheet as an item entitled “perpetual care trust corpus.”

We are permitted under state law to withdraw the investment income, such as interest and dividends, but not the capital gains, from perpetual care trusts, generally on a monthly basis. To maximize the income generated by perpetual care trusts, we have established investment guidelines for the third-party investment managers so that substantially all of the funds held in perpetual care trusts are invested in intermediate-term, investment-grade, fixed-income securities, high-yield fixed-income securities and real estate investment trusts. We are required to use all amounts withdrawn from perpetual care trusts for cemetery maintenance and administration. We recognize income from perpetual care trusts in our revenues as it is earned in the trust, regardless of when we withdraw it.

We are generally required by state law to deposit a portion of the sales price of pre-need cemetery merchandise and services, or the estimated current cost of providing that merchandise and those services, into a merchandise trust to ensure that we will have sufficient funds in the future to purchase the merchandise or perform the services. The amount we are required to deposit into a merchandise trust varies from state to state but is generally 40% to 70% of the sales price of the merchandise or services.

We fund these amounts pro-rata on an “as received” basis. As payments are received from the customer, we deposit a pro rata amount of the payment into a merchandise trust. For example, if we receive a payment of 20% of the sales price from the customer, we would deposit into the merchandise trust 20% of the total amount required to be placed into trust for the merchandise and services sold.

At the time we enter into a pre-need contract, we determine both the amount required to be deposited into a merchandise trust and our cost to purchase the related products and perform the related services. We determine the amount required to be deposited into a merchandise trust based on applicable state law. We determine our cost to purchase a product using the actual current cost of the product as indicated on the price list from the manufacturer at the time we enter into the pre-need contract. We determine our cost to perform a service based on the current cost of the labor necessary to perform the service at the time we enter into the pre-need contract. We are able to control the cost of the vaults we are required to purchase by manufacturing most of those vaults. We are also able to control the cost to perform services, such as openings and closings, by purchasing the necessary equipment and using our employees to perform these services for us.

Our cost to purchase any product or to perform any service is generally less than 30% of the retail price of such product or service. The retail price is the price at which we sell the product or service to our customers. Because each state in which we operate requires us to deposit into a merchandise trust an amount equal to at least 30% of the retail price (and usually a greater percentage) of the related products and services, our cost to purchase these products and perform those services is generally less than the amount required to be deposited in trust.

Under the state laws that require the creation of the merchandise trusts, we are not permitted to withdraw the trust principal until such time that we meet certain criteria as described below, and our creditors and customers have no right to make claim to the funds deposited into these trusts. Amounts held in these merchandise trusts are invested by third-party investment managers as discussed in more detail below. As a result, we do not possess legal title to the trust principal in these merchandise trusts; however, in accordance with current industry practice, amounts deposited into merchandise trusts are reflected at fair value on our balance sheet as of December 31, 2008 as an asset called “merchandise trusts, restricted, at fair value”. Earnings on funds held in merchandise trusts, including investment income and capital gains, are included separately on our balance sheet in deferred cemetery revenues, net. These amounts remain on our balance sheet until we recognize them as revenues. We recognize amounts withdrawn from merchandise trusts, including principal, as revenues when we satisfy the criteria for delivery of the related merchandise or perform the related services.

We are permitted to withdraw the investment income, such as interest and dividends, as well as capital gains, from merchandise trusts at varying times depending on the applicable state law. In most states, we are permitted to make monthly withdrawals of investment income, but in other states we are permitted to withdraw income less frequently or only upon death. In all states, however, we are permitted to withdraw trust principal and earnings to purchase the merchandise or perform the services or, generally, when the customer cancels the contract. Some states impose additional restrictions on our ability to withdraw merchandise trust earnings if those trusts have realized losses. For example, if a Pennsylvania merchandise trust realizes a loss, the trust is required to recover the amount of the realized loss, either by earning income or generating capital gains, before we are allowed to withdraw earnings, except to purchase the related products or perform the related services. Other states, such as Virginia, permit continued withdrawals of merchandise trust earnings following a realized loss so long as the fair market value of the funds held in trust equals or exceeds the cost of the related products and services.

We invest the amounts deposited into merchandise trusts, within specified investment guidelines, primarily in intermediate-term, investment-grade fixed-income securities, high-yield fixed-income securities, real estate investment trusts and, to a lesser extent, equity securities and cash. As of December 31, 2008, approximately 31.4% of the fair market value of the amounts held in merchandise trusts was invested in fixed-income and short-term investment securities to ensure that the market value of those funds will be sufficient to cover our cost to purchase the related products and perform the related services at the time of purchase and performance.

The income earned on funds held in perpetual care trusts and merchandise trusts can be materially affected by fluctuations in interest rates and, in the case of merchandise trusts, by the performance of the stock market to the extent that the funds held in merchandise trusts are invested in equity securities. Earnings on merchandise and perpetual care trusts that we recognized as revenues accounted for 13.5%, 14.2% and 11.1% of our 2006, 2007 and 2008 revenue respectively. During 2006, 2007 and 2008 our average annual rates of return from realized earnings on funds held in merchandise trusts were 8.4%, 12.0% and 6.1%, respectively, and our average annual rates of return from realized earnings on funds held in perpetual care trusts were 6.3%, 6.8% and 8.1%, respectively. We cannot assure you, however, that that we will continue to be successful in achieving any particular return in the future.

Amounts held in trusts are invested by third-party investment managers who are selected by the Trust and Compliance Committee of the board of directors of our general partner. These investment managers are required to invest our trust funds in accordance with applicable state law and internal investment guidelines adopted by the Trust and Compliance Committee. Our investment managers are monitored by third-party investment advisors selected by the Trust and Compliance Committee who advise the committee on the determination of asset allocations, evaluate the investment managers and provide detailed monthly reports on the performance of each merchandise and perpetual care trust.

Unrealized gains and losses in merchandise trusts have no immediate impact on our revenues, earnings or cash flow unless the fair market value of the funds declines below the estimated costs to deliver the related products and services, in which case we would be required to record a current charge to earnings equal to the difference between the fair market value of the funds and the estimated costs. Over time, gains and losses realized in merchandise trusts are allocated to the underlying pre-need contracts and affect the amount of trust earnings to be recognized as revenues when we deliver the related products or perform the related services. As of December 31, 2008, the aggregate fair market value of funds held in merchandise trusts exceeded our costs to purchase the related products and perform the related services by $85.6 million.

We determine whether or not the assets in the merchandise and perpetual care trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions, concerns related to the specific issuer and our ability and intent to hold securities until they recover their value. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value.

For assets held in the perpetual care trusts, any reduction in the cost basis due to an other-than-temporary impairment is offset with an equal and opposite reduction in perpetual care trust corpus and has no impact in earnings.

For assets held in the merchandise trust, any reduction in the cost basis due to an other-than-temporary impairment is recorded in deferred revenue.

The trust footnotes (notes 5 and 6 of our consolidated financial statements included in Item 8) disclose the adjusted cost basis of the assets in the trust. This adjusted cost basis includes any adjustments to the original cost basis due to other-than-temporary impairments.

We have determined that there were 31 securities in the merchandise trust, with an aggregate cost of approximately $6.1 million, an aggregate market value of approximately $1.8 million, and a resulting aggregate impairment in value of approximately $4.3 million, wherein such impairment is considered to be other-than-temporary at December 31, 2008. Accordingly, we have adjusted the cost basis of each of these assets to their current value and offset this change against deferred revenue. This reduction in deferred revenue will be reflected in earnings in future periods as the underlying merchandise is delivered or the underlying service is performed.

We have determined that there were 20 securities in the perpetual care trust, with an aggregate cost of approximately $7.0 million, an aggregate market value of approximately $2.2 million, and a resulting aggregate impairment in value of approximately $4.8 million, wherein such impairment is considered to be other-than- temporary at December 31, 2008. Accordingly, we have adjusted the cost basis of each of these assets to their current value and offset this change against perpetual care trust corpus. There is no impact on net income or partners’ capital due to this adjustment.

Current Market Conditions and Economic Developments

There has been significant instability in various financial markets and in economic conditions in the past few months. Amongst other things, there has been a decline in the fair value of equity and (to a lesser degree) fixed-maturity debt securities and a contraction in the credit market as well as an overall downturn in economic activity.

Market Disruption

Current economic conditions make it difficult for companies to obtain funding in either the debt or equity markets. The current constraints in the capital markets may affect our ability to obtain funding through new borrowings or the issuance of equity in the public market. In addition, we expect that, to the extent we are successful in arranging new debt financing, we will incur increased costs associated with these debt financings. In light of the current market conditions, our working capital needs and the impending maturity of our Series A Notes, we have taken steps to preserve our liquidity position including, but not limited to, reducing discretionary capital expenditures (including acquisitions), maintaining our cash distribution rate at the same level as the prior quarter and continuing to actively manage operating and administrative costs. We have temporarily curtailed our acquisition strategy to conserve cash to avoid dilutive equity issuances as we attempt to refinance or repay our Series A Notes and manage our business under the current economic conditions. See “Item 1A—Risk Factors, Risk Factors Related to our Business.”

We will continue to evaluate a variety of financing sources, including new debt financings and equity offerings, in order to fund acquisition opportunities and working capital needs and to refinance outstanding indebtedness. See “—Series A Notes” for more information on the refinancing of our Series A Notes. We believe that the size and scope of our operations, our stable revenue stream and our cash flow profile will be significant positive factors in our efforts to obtain new debt or equity funding; however, there is no assurance that we will be successful in obtaining financing if current capital market conditions continue for an extended period of time or if markets deteriorate further from current conditions. Furthermore, the terms, size and cost of any financing alternative could be less favorable and could be impacted by the timing and magnitude of our funding requirements, market conditions, and other uncertainties.

Effect on Revenues

We noticed during November and December of 2008 some softening in pre-need sales in certain areas of the country. This softening, which is probably a result of the current economic condition, resulted in reduced grave marker and mausoleum sales in these areas. Despite, this, our overall business model is strong and is expected to remain so. This business model is constructed so that revenues are generated from pre-need sales of cemetery merchandise and services, at-need sales of cemetery merchandise and services and funeral home merchandise and services and income generated from our merchandise and perpetual care trusts.

We would not expect any economic downturn to have any material effect on either our at-need sales of cemetery merchandise and services or funeral home merchandise and services. These revenue streams accounted for 48.1%, 38.2% and 38.0% of total revenues in 2008, 2007 and 2006 respectively.

It is possible that the current economic downturn could have a continuing adverse effect on future pre-need sales of cemetery merchandise and services. We have taken a number of measures to counter a possible decrease in pre-need sales and possible increase in customer defaults or cancellations, including increased customer follow-up and employee training related thereto and extended collection department hours. We will continue to monitor the situation closely. Any downturn in these sales would have a less proportional impact on earnings than on revenues as such sales have higher cost of goods sold and lower profit margins than either at-need sales of cemetery merchandise and services and funeral home merchandise and services

A material decrease in our sales could cause us to breach certain of our financial covenants, such as the leverage ratio and the interest coverage ratio, under our credit facilities and senior secured notes. Any such breach could allow the lenders to accelerate (or create cross-default under) our debt which would have a material adverse effect on our business, financial condition or results of operations. We are currently in discussion with bank lenders regarding these ratios.

A material decrease in our sales could cause a decrease in our borrowing base under our credit facilities. Our borrowing base is recalculated each month and is based (in part) on our outstanding accounts receivables and the age thereof. See “Liquidity and Capital Resources—Long-Term Debt—Acquisition Credit Facility and Revolving Credit Facility” for a description of the calculation of our borrowing base. Accordingly, if our sales were to decrease and as a result our accounts receivables decrease (or if the age of our accounts receivables or cancellations increase), then our borrowing base may decrease.

Decline in Market Value of Trust Assets

A critical issue for us has been the recent decline in the fair value of equity and (to a lesser degree) fixed maturity debt securities held in our trusts as described below.

We have a substantial portfolio of invested assets in both our merchandise trust and the perpetual care trust. Both trusts have a mix of cash and cash equivalents, fixed maturity debt securities and equity securities. The fair value of trust assets declined substantially in 2008 relative to prior years (see Notes 5 and 6 of the Consolidated Financial Statements).

Funds in our trusts are managed by third-party investment managers who are in turn monitored by a third-party investment advisor selected by our Trust and Compliance Committee. The third-party investment advisor is providing the committee with consistent updates on the performance of the investments. We will continue to monitor performance closely. See “Item 7A. Quantitative and Qualitative Disclosure About Market Risk” for more information.

The perpetual care trust and merchandise trust serve vastly different purposes and the risks and implications of changes in trust asset values are dissimilar.

Perpetual Care Trust

Pursuant to state law, a portion of the proceeds from the sale of cemetery property must be deposited into a perpetual care trust.

The perpetual care trust principal does not belong to us and must remain in the trust into perpetuity. We consolidate the trust into our financial statements in accordance with Financial Accounting Standards Board Interpretation No. 46 revised (“FIN 46R”), Consolidation of Variable Interest Entities: an Interpretation of Accounting Research Bulletin (“ARB”) No. 51 because the trust is considered a variable interest entity for which we are the primary beneficiary.

The fair value of trust assets is recorded as an asset on our balance sheet and is entirely offset by a liability. This liability is recorded as “Perpetual care trust corpus”. Changes in fair value of trust assets are recognized by adjusting both the trust asset and the offsetting liability. Impairment of the value of trust assets, whether temporary or other-than-temporary, will not impact periodic earnings or comprehensive income nor will it impact our financial position or liquidity at any point in time.

Income generated by trust assets is released to us and used to defray cemetery maintenance costs. The primary risk associated with current market conditions and economic developments relates to the income stream generated by the assets in the trust.

Merchandise Trust

Pursuant to state law, a portion of the proceeds from the sale of pre-need cemetery and funeral home merchandise and services must be deposited into a merchandise trust.

Unlike the perpetual care trust, the principal in the merchandise trust will ultimately revert to us. This will occur once we have met the various requirements for its release which is generally the delivery of merchandise or performance of underlying services. Accordingly, changes in the fair value of trust assets, both temporary and other-than-temporary, may ultimately impact our periodic earnings, comprehensive income and financial position or liquidity at any point in time.

Managing the cash flow associated with the release of trust assets and investment income is a critical component of our overall corporate strategy. Our investment strategy reflects the fact that the release of trust assets and the resultant cash flow is critical to our ability to meet our profitability goals and liquidity needs. Accordingly, we set such strategy to balance the potential for return with the need to maintain asset value.

The recent decline in the market value of the assets in the merchandise trust could ultimately impair our profitability and resulting financial position and liquidity should we be forced to liquidate such assets at an amount significantly below our original expectation, which is ultimately asset cost.

We mitigate this risk by ensuring that a sufficient portion of trust assets is invested in cash and cash equivalents that do not have significant risk to principal. We can then manage trust assets so that released amounts are liquidated from this pool as opposed to any pool of impaired assets.

At December 31, 2008, the merchandise trust had approximately $26.9 million in cash and cash equivalents. This amount functions as a cushion that mitigates the risk of liquidating impaired assets. In evaluating the sufficiency of this amount as to its effectiveness in mitigating the risk of liquidating impaired assets, we have considered the net inflows and outflows of cash into the trust in recent prior periods. These net inflows and outflows are a function of both sales originations and the corresponding trust deposits and meeting the criteria for releasing funds. Total net cash outflows from the merchandise trust for the year ended December 31, 2008 were approximately $0.5 million.

Absent a substantial downturn in pre-need sales, we believe that the cash and cash equivalent allocation of Merchandise Trust assets is sufficient to mitigate the risk of liquidating impaired assets in the near future.

2009 Expense Reduction Initiative

So that we may help protect our cash balances and related distributions, we have recently instituted our 2009 Expense Reduction Initiative. This initiative is a proactive measure designed to reduce our overall expense base in 2009 by approximately $5.0 million.

We have carefully designed this plan so that there is no negative impact on our ability to market and sell our merchandise and services or service the needs of our customer base.

Amongst the more material components of the 2009 Expense Reduction Initiative are the following:

•	reductions in personnel costs by implementing targeted cutbacks in full-time equivalent employee counts;

•	reductions in various sales incentive programs;

•	reductions in various commission overrides;

•	reductions in advertising expenses;

•	reductions in certain corporate overhead items.

Outlook

We believe that competition experienced by individual cemetery properties is generally limited to existing cemeteries within the same area. Competition from new entrants is minimized by the significant barriers to establishing a new cemetery in any particular location, including the availability of land, compliance with local regulatory requirements and the significant start-up capital costs, such as paving roads and installing sprinkler systems. Heritage and tradition also make it difficult to establish a new cemetery, as existing cemeteries have often served multiple generations of families and have developed strong family loyalty.

We believe that in order to expand our cemetery operations, we must attract new customers, continue to attract and hire talented sales personnel and management and enhance our current marketing department to generate additional pre-need sales. Our principal target market is the 45-to 64-year-old category because this age group typically purchases pre-need products and services at a higher rate than younger age groups. This target age group is expected to experience a 2.6% compounded annual growth rate from 2000 to 2010, or approximately three times the annual growth rate for the public overall. We believe that the aging of the “baby boom” generation will more than offset the impact of increased life expectancy.

We also intend to continue to expand our operations through accretive acquisitions of high-quality cemetery properties. However, we have temporarily curtailed this strategy in order to conserve cash and avoid dilutive equity issuances. If we use our expanded credit facility to repay our Series A Notes when they become due in September 2009, we will need to raise money from other sources in order to make additional acquisitions. This may be difficult in the current economic climate. This may make it more difficult for us to make acquisitions.

Net Income, Operating Cash Flows and Partner Distributions

The table below details net income, operating cash flows and partner distributions made in 2006, 2007 and 2008 respectively:

	Year ended December 31,
	2006	2007	2008
	(in thousands)
Net income	$3,040	$2,786	$4,556
Operating cash flows	18,339	18,973	21,144
Partner distributions	17,346	18,724	25,658

Cash flows from operations for each of these years ($18.3 million, $19.0 million and $21.1 million, respectively) significantly outpaced our net income ($3.0 million, $2.8 million and $3.6 million, respectively) during the same periods. This is in large part attributable to the fact that various cash inflows for payments of amounts due under pre-need sales contracts were not and are not as of yet recognized as revenues as we had not and have not met the delivery criteria for revenue recognition. Although there is no assurance, we expect that the trend of operating cash flows outpacing net income will continue into the foreseeable future.

Segment Reporting and Related Information

In the third quarter of 2007 we reorganized and disaggregated our single reportable segment into five distinct reportable segments which are classified as Cemetery Operations—Southeast, Cemetery Operations—Northeast, Cemetery Operations—West, Funeral Homes, and Corporate.

We chose this level of reorganization and disaggregation of reportable segments due to the fact that a) each reportable segment has unique characteristics that set it apart from each other; b) we have organized our management personnel at these operational levels; and c) this is the level at which our chief decision makers and other senior management evaluate performance.

The Cemetery Operations segments sell interment rights, caskets, burial vaults, cremation niches, markers and other cemetery related merchandise. The nature of our customers differs in each of our regionally based cemetery operating segments. Cremation rates in the West region are substantially higher (65% in Washington and Oregon) than they are in the Southeast region (12% in Alabama and Kentucky). Rates in the Northeast region tend to be somewhere between the two. Statistics indicate that customers who select cremation services have certain attributes that differ from customers who select other methods of interment. The disaggregation of cemetery operations into the three distinct regional segments is primarily due to these differences in customer attributes along with the previously mentioned management structure and senior management analysis methodologies.

Our Funeral Homes segment offers a range of funeral-related services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation. These services are distinctly different than the cemetery merchandise and services sold and provided by the Cemetery Operations segments.

Our Corporate segment includes various home office selling and administrative expenses that are not allocable to the other operating segments.

Consolidation

Our historical operations are part of a consolidated group for financial reporting purposes that include the cemeteries we operate under long-term management contracts with the cemetery associations that own the cemetery properties. We currently operate 14 cemeteries under management agreements. Intercompany balances and transactions have been eliminated in consolidation.

Income Taxes

Our historical financial statements include the effects of applicable U.S. federal and state income taxes in order to comply with GAAP. We are a limited partnership that has elected to be treated as a partnership for U.S. federal income tax purposes and therefore not be subject to U.S. federal or applicable state income taxes. See “Material Tax Considerations” included in our Registration Statement on Form S-3 (Registration No. 333-144453) filed with the

SEC. In order to be treated as a partnership for federal income tax purposes, at least 90% of our gross income must be qualifying income, which includes income from the sale of real property, including burial lots (with and without installed vaults), lawn and mausoleum crypts and cremation niches. Most of our activities that do not generate qualifying income, such as the sale of other cemetery products, the provision of perpetual care services, the operation of our managed cemeteries and all funeral home operations, will be owned by and conducted through these corporate subsidiaries, which will be subject to tax on their net taxable income. Dividends we receive from corporate subsidiaries will be qualifying income.

Seasonality

The death care business is relatively stable and predictable. Although we experience seasonal increases in deaths due to extreme weather conditions and winter flu, these increases have not historically had any significant impact on our results of operations. In addition, we perform fewer initial openings and closings in the winter when the ground is frozen.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our historical consolidated financial statements. We prepared these financial statements in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements required us to make estimates, judgments and assumptions that affected the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We based our estimates, judgments and assumptions on historical experience and known facts and other assumptions that we believed to be reasonable under the circumstances. In future periods, we expect to make similar estimates, judgments and assumptions on the same basis as we have historically. Our actual results in future periods may differ from these estimates under different assumptions and conditions. We believe that the following accounting policies or estimates had or will have the greatest potential impact on our consolidated financial statements for the periods discussed and for future periods.

Revenue Recognition.    We sell our merchandise and services on both a pre-need and at-need basis. All at-need sales are recognized as revenues and recorded in earnings at the time that merchandise is delivered and services are performed.

Revenues from pre-need sales of cemetery interment rights in constructed burial property are deferred until at least 10% of the sales price has been collected, at which time they are fully earned.

Revenues from pre-need sales of cemetery interment rights in unconstructed burial property, such as mausoleum crypts and lawn crypts are recognized using the percentage-of-completion method of accounting, with no revenue being recognized until at least 10% of the sales price has been received. The percentage-of-completion method of accounting requires us to make certain estimates as of our reporting dates. These estimates are made based upon information available at the reporting date and are updated on a specific identification method at the end of each reporting period. Periodic earnings are calculated based upon the total sales price, estimated costs to complete and the percentage completed during a given reporting period.

Revenues from pre-need sales of cemetery merchandise and services are deferred until the merchandise is delivered or the services are performed, at which time they are fully earned.

Investment earnings, including realized gains and losses, generated by assets in our merchandise trusts are deferred until the associated merchandise is delivered or the services are performed.

In order to appropriately match revenue and expenses, we defer certain pre-need cemetery and prearranged funeral direct obtaining costs that vary with and are primarily related to the acquisition of new pre-need cemetery and prearranged funeral business until such time that the associated revenue is recognized.

Accounts Receivable Allowance for Cancellations.    At the time of a pre-need sale, we record an account receivable in an amount equal to the total contract value less any cash deposit paid net of an estimated allowance for cancellations.

The allowance for cancellations is established based upon our estimate of expected cancellations and historical experiences and is currently approximately 10% of total contract values. Future cancellation rates may differ from this current estimate. We will continue to evaluate cancellation rates and will make changes to the estimate should the need arise. Actual cancellations did not vary significantly from the estimates of expected cancellations at December 31, 2007 and December 31, 2008, respectively.

Merchandise Trust Assets.    Assets held in our merchandise trusts are carried at fair value. Any change in unrealized gains and losses are reflected in the carrying value of the assets and is recognized as deferred revenue. Any and all investment income streams, including interest, dividends or gains and losses from the sale of trust assets are offset against deferred revenue until such time that we deliver the underlying merchandise. Investment income generated from our merchandise trust is included in Cemetery revenues—investment and other.

We evaluate whether or not the assets in the merchandise trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions, concerns related to the specific issuer and our ability and intent to hold the security until it regains its value. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value. Any reduction in the cost basis of assets held in our merchandise trust due to an other-than-temporary impairment is offset against deferred revenue.

We have determined that there were 31 securities in the Merchandise Trust, with an aggregate cost of approximately $6.1 million, an aggregate market value of approximately $1.8 million, and a resulting aggregate impairment in value of approximately $4.3 million, wherein such impairment is considered to be other-than-temporary at December 31, 2008. Accordingly, we have adjusted the cost basis of each of these assets to their current value and offset this change against deferred revenue. This reduction in deferred revenue will be reflected in earnings in future periods as the underlying merchandise is delivered or the underlying service is performed.

Perpetual Care Trust Assets.    Pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. All principal must remain in this trust into perpetuity while interest and dividends may be released and used to defray cemetery maintenance costs, which are expensed as incurred.

Assets in our perpetual care trusts are carried at fair value. Any change in unrealized gains and losses are reflected in the carrying value of the assets and is offset against perpetual care trust corpus.

We evaluate whether or not the assets in our perpetual care trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions, concerns related to the specific issuer and our ability and intent to hold the security until it recovers its value. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value.

Any reduction in the cost basis of assets held in our perpetual care trusts due to an other-than-temporary impairment is offset against perpetual care trust corpus. There is no impact on earnings.

We have determined that there were 20 securities in the Perpetual Care Trust, with an aggregate cost of approximately $7.0 million, an aggregate market value of approximately $2.2 million, and a resulting aggregate impairment in value of approximately $4.8 million, wherein such impairment is considered to be other-than-temporary at December 31, 2008. Accordingly, we have adjusted the cost basis of each of these assets to their current value and offset this change against perpetual care trust corpus. There is no impact on net income or partners’ capital due to this adjustment.

Impairment of Long-Lived Assets.    We monitor the recoverability of long-lived assets, including cemetery property, property and equipment and other assets, based on estimates using factors such as current market value, future asset utilization, business and regulatory climate and future undiscounted cash flows expected to result from the use of the related assets. Our policy is to evaluate an asset for impairment when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. An impairment charge is recorded to write-down the asset to its fair value if the sum of future undiscounted cash flows is less than the carrying value of the asset.

Property and Equipment.    Property and equipment is recorded at cost and depreciated on a straight-line basis. Maintenance and repairs are charged to expense as incurred, whereas additions and major replacements are capitalized and depreciation is recorded over their estimated useful lives as follows:

Buildings and improvements	10 to 40 years
Furniture and equipment	5 to 10 years
Leasehold improvements	over the term of the lease

These estimates could be impacted in the future by changes in market conditions or other factors.

Income Taxes.    Our corporate subsidiaries are subject to both federal and state income taxes. We record deferred tax assets and liabilities to recognize temporary differences between the bases of assets and liabilities in our tax and GAAP balance sheets and for federal and state net operating loss carryforwards and alternative minimum tax credits.

We record a valuation allowance against our deferred tax assets if we deem that it is more likely than not that some portion or all of the recorded deferred tax assets will not be realizable in future periods.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including our past operating results, recent cumulative losses and our forecast of future taxable income. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

As of December 31, 2008, our taxable corporate subsidiaries had a federal net operating loss carryover of approximately $66.2 million, which will begin to expire in 2019 and a state net operating loss carry-forward of approximately $104.3 million, a portion of which expires annually. Our ability to use such federal net operating losses may be limited by changes in the ownership of our units deemed to result in an “ownership change” under the applicable provisions of the Internal Revenue Code of 1986, as amended.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities (“SFAS 159”), to permit all entities to choose to elect to measure eligible financial instruments at fair value. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, Fair Value Measurements (“SFAS 157”). We adopted this guidance effective January 1, 2008 and did not elect the fair value option for any of our eligible assets or liabilities as of this date.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R requires that acquirers in a business combination identify and record at fair value all of the assets and liabilities acquired as well as any non-controlling interest resulting from such business combination. Goodwill will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest exceeds the fair value of identified assets acquired less the fair value of liabilities assumed. A gain from a bargain purchase will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest is less than the fair value of identified assets acquired less the fair value of liabilities assumed. Gains from bargain purchases will be recognized in earnings in the period in which the acquisition occurs. SFAS 141R is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. SFAS 141R cannot be applied retrospectively and is not applicable to any business combinations that occur before the adoption date. Accordingly, while SFAS 141R may impact the accounting treatment on certain business combinations we may enter into after its effective date, it does not have any impact on these financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statement—amendments of ARB No. 51 (“SFAS 160”). SFAS 160 states that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. We have evaluated the impact the adoption of SFAS 160 and have concluded that the amount shown as Non-controlling interest in perpetual care trusts in the Commitment and Contingency section of our balance sheet should be reclassified and included in the liability section as perpetual care trust corpus. This change had no impact on Partners’ capital at December 31, 2007 and 2008 or net income or cash flow for the years ended December 31, 2006, 2007 and 2008.

In February 2008, the FASB Emerging Issues Task Force issued EITF Issue No. 07-04, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships (“EITF 07-04”). EITF 07-04 specifies when a master limited partnership that contains incentive distribution rights (“IDR’s”) should classify said IDR’s as a separate class of units for which a separate earnings per unit calculation should be made. EITF 07-04 is effective for fiscal years beginning after December 15, 2008. Early application is not permitted. We are currently evaluating the effect that the adoption of EITF 07-04 will have on the partnership’s net earnings per unit.

In December 2008, the FASB issued FASB Staff Position No. FAS 140-4 and FIN 46 (R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4”). FSP FAS 140-4 requires public entities to provide additional disclosures about transfers of financial assets. It also requires public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. FSP FAS 140-4 is effective in the first reporting period that ends after December 15, 2008. We have evaluated the disclosure requirements of FSP FAS 140-4 and have determined that we are in compliance with such requirements.

In December 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP FAS 157-3”). The purpose of FSP FAS 157-3 was to clarify the application of SFAS 157 for a market that is not active. FSP FAS 157-3 did not change the objective of SFAS 157, which is the determination of the price that would be received in an orderly transaction that is not a forced liquidation or distressed sale at the measurement date. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. Our adoption of FSP FAS 157-3 for the year ended December 31, 2008 did not have a material effect on our financial position, results of operations or liquidity.

Results of Operations

The following table summarizes our results of operations for the periods presented:

	Year ended December 31,
	2006	2007	2008
	(in thousands)
Statement of Operations Data:
Revenues:
Cemetery
Merchandise	$58,219	$74,509	$90,968
Services	25,555	28,547	36,894
Investment and other	25,221	31,476	31,623
Funeral home
Merchandise	2,696	4,655	9,249
Services	3,422	6,127	14,714

Total	115,113	145,314	183,448

Costs and Expenses:
Cost of goods sold:
Perpetual care	3,109	3,553	4,326
Merchandise	11,583	16,118	18,556
Cemetery expense	24,344	30,767	41,651
Selling expense	23,186	29,245	34,806
General and administrative expense	12,801	15,684	21,372
Corporate overhead	19,795	24,991	21,293
Depreciation and amortization	3,501	3,891	5,029
Funeral home expense
Merchandise	1,004	1,575	3,684
Services	2,285	4,198	9,073
Other	1,547	2,649	6,308
Expenses related to refinancing	—	157	—
Interest expense	7,491	9,075	12,714
Income taxes	1,427	625	80

Net income	$3,040	$2,786	$4,556

The following table presents supplemental operating data for the periods presented:

	Year ended December 31,
	2006	2007	2008
Operating Data:
Interments performed	26,003	29,380	38,863
Cemetery revenues per interment performed	$4,192	$4,579	$4,104

Interment rights sold (1):
Lots	13,769	17,509	22,552
Mausoleum crypts (including pre-construction)	2,361	2,314	1,881
Niches	440	602	864

Total interment rights sold	16,570	20,425	25,297

Number of contracts written	54,675	63,026	80,144
Aggregate contract amount, in thousands (excluding interest)	$116,407	$138,588	$187,093
Average amount per contract (excluding interest)	$2,129	$2,199	$2,334

Number of pre-need contracts written	24,999	29,546	35,599
Aggregate pre-need contract amount, in thousands (excluding interest)	$74,301	$89,486	$115,024
Average amount per pre-need contract (excluding interest)	$2,972	$3,029	$3,231

Number of at-need contracts written	29,676	33,480	44,545
Aggregate at-need contract amount, in thousands	$42,106	$49,102	$72,068
Average amount per at-need contract	$1,419	$1,467	$1,618

Year Ended December 31, 2008 versus Year Ended December 31, 2007

Cemetery Operations

Cemetery Revenues

Cemetery revenues were $159.5 million in 2008, an increase of $25.0 million, or 18.5% as compared to $134.5 million in 2007.

Cemetery revenues from pre-need sales, including interest income from pre-need installment contracts and investment income from trusts, were $93.7 million in 2008, an increase of $6.4 million, or 7.3%, as compared to $87.3 million in 2007.

Cemetery revenues from pre-need sales are recognized when the underlying merchandise is delivered or service is performed. Periodic changes in pre-need revenues are not necessarily indicative of changes in either the volume or pricing on pre-need contracts originated during the period but rather changes in the timing of when merchandise is delivered or services are performed.

The following table reconciles the value of actual sales made plus interest income from pre-need installment contracts and investment income from trusts to cemetery revenues for 2007 and 2008:

	Year ended December 31,
	2007	2008
	(in thousands)
Total value of contracts written	$71,427	$91,054
Interest income on pre-need sales	4,710	5,384
Investment income from merchandise trusts	16,538	8,635
Investment income from perpetual care trusts	12,837	13,677

Subtotal	105,512	118,750

Increase in deferred revenues on sales	(9,441)	(22,985)
Increase in deferred revenues on merchandise trust investment income	(8,748)	(2,030)

Pre-need sales	$87,323	$93,735

The total value of contracts written increased $19.6 million, or 27.5%, to $91.0 million in 2008 from $71.4 million in 2007. Major increases included lots ($6.4 million), grave openings ($4.0 million), markers ($2.9 million), vaults ($1.8 million), caskets ($1.2 million) and niches ($1.1 million). All of these increases were primarily related to the December 2007 acquisition of 45 cemeteries from Service Corporation International.

Interest income on pre-need sales increased $0.7 million, or 14.9%, to $5.4 million in 2008 from $4.7 million in 2007. The increase was primarily due to the increased volume of sales and accounts receivable outstanding.

Investment income from the merchandise trust decreased by $7.9 million, or 47.8%, to $8.6 million in 2008 from $16.5 million in 2007. The decrease was primarily due to third and fourth quarter 2007 asset sales that resulted in realized gains.

Investment income from the perpetual care trust increased by $0.8 million, or 6.3%, to $13.7 million in 2008 from $12.8 million in 2007. The increase was primarily due to an increase in the cost basis of trust assets due to the acquisition of additional perpetual care trust assets from our December 2007 acquisition.

Cemetery revenues from at-need sales increased $19.6 million, or 43.7%, to $64.3 million in 2008 from $44.7 million in 2007. Major increases included grave openings and closings ($6.2 million), markers and bases ($6.2 million), lots ($3.0 million), and vaults ($1.6 million). All of these increases were primarily related to the December 2007 acquisition of 45 cemeteries from Service Corporation International.

Other cemetery revenues decreased by $1.0 million, or 40.0%, to $1.5 million in 2008 from $2.5 million in 2007 due to 2007 asset sales totaling $1.3 million. There were no material asset sales in 2008.

Costs of Goods Sold

Cost of goods sold was $22.9 million in 2008, an increase of $3.2 million, or 16.3%, as compared to $19.7 million in 2007. As a percentage of cemetery revenues, cost of goods sold was 14.3% in 2008, a decrease of 0.3 points from 14.6% in 2007. The decrease in cost of goods sold as a percentage of cemetery revenue was attributable to a change in product mix delivered during 2008 compared to 2007.

Cemetery Expense

Cemetery expense was $41.7 million in 2008, an increase of $10.9 million, or 35.4%, as compared to $30.8 million in 2007. The increase was primarily due to an increase in cemetery personnel related costs ($6.1 million), maintenance ($2.0 million), utilities ($1.0 million) and fuel costs ($0.6 million), all of which were related to the addition of 45 cemeteries that we acquired in December of 2007.

Selling Expense

Total selling expense was $34.8 million in 2008, an increase of $5.6 million, or 19.0%, as compared to $29.2 million in 2007. The increase was primarily due to an increase in sales commissions ($2.7 million), other personnel costs ($1.5 million), advertising and telephone ($0.9 million) and a number of smaller changes, which are in turn due to the increase in pre-need sales revenue. Sales commissions as a percentage of pre-need revenues were 13.5% and 11.4% for 2008 and 2007 respectively. The increase was caused by a change in product mix delivered.

General and Administrative Expense

General and administrative expense was $21.4 million in 2008, an increase of $5.7 million, or 36.3%, as compared to $15.7 million in 2007. The increase was primarily attributable to an increase in personnel expense ($3.3 million), corporate insurance ($0.7 million) and professional fees ($0.4 million) all of which were related to the December 2007 acquisition of 45 cemeteries.

Funeral Home Revenues and Expenses

Funeral home revenues were $24.0 million in 2008, an increase of $13.2 million, or 122.3%, as compared to $10.8 million in 2007. The primary reason for the increase was the December 2007 acquisition of 30 funeral homes. Funeral home expenses were $19.0 million in 2008, an increase of $10.6 million, or 126.4%, as compared to $8.4 million in 2007 which was related to the December 2007 acquisition of 30 funeral homes.

Corporate Overhead

Corporate overhead was $21.3 million in 2008, a decrease of $3.7 million, or 14.8%, as compared to $25.0 million in 2007. The decrease was primarily related to reduced unit-based compensation costs ($2.5 million) and a decrease in bonuses of $3.2 million offset by an increase in a number of small items that by themselves were not material.

Depreciation and Amortization

Depreciation and amortization was $5.0 million in 2008, an increase of $1.1 million, or 29.2%, as compared to $3.9 million in 2007. This was primarily due to the depreciation of assets related to the December 2007 acquisition of 45 cemeteries and 30 funeral homes.

Operating profit

Operating profit was $17.3 million in 2008, an increase of $4.7 million, or 37.2%, compared to $12.6 million in 2007. The increase was related to the increase in our recognized revenues ($38.1 million or 26.2%) exceeding our increase in our expense base ($33.4 million or 25.2%).

The increase in revenues and expenses were both primarily attributable to the December 2007 acquisition of 45 cemeteries and 30 funeral homes. As more time passes since this acquisition, we deliver more of the merchandise and perform more of the services contracted for in these properties, thereby triggering the revenue recognition criteria, which in turn lead to improved profit recognition relative to earlier periods when sales were deferred and various incremental expenses were recognized.

Interest Expense

Interest expense was $12.7 million in 2008, an increase of $3.6 million, or 40.1%, as compared to $9.1 million in 2007. The increase was primarily due to an increase in the average amount of debt outstanding during the period.

Provision (Benefit) for Income Taxes

The provision for income taxes was approximately $0.1 million in 2008 compared to $0.6 million in 2007. The decrease was primarily due to a decrease in deferred tax expenses ($0.6 million) and a slight increase in current taxable income at our corporate subsidiaries.

Net Income

Net income was approximately $4.6 million during 2008, an increase of $1.8 million, or 64.3%, as compared to $2.8 million in 2007. The increase was primarily attributable to the aforementioned $4.7 million increase in operating profit and $0.5 million decrease in tax expenses offset by the $3.6 million increase in interest expense, all of which are discussed above.

Segment Discussion

Revenues, operating earnings and earnings before taxes increased for Cemetery Operations-West in 2008 compared to 2007 primarily due to the December 2007 acquisition of 45 cemeteries. Revenues and operating earnings increased while earnings before taxes slightly decreased for Cemetery Operations—Southeast in 2008 compared to 2007. The increase in revenues and operating earnings were primarily due to the December 2007 acquisition of 45 cemeteries. The decrease in earnings before taxes was caused by an increase in the allocation of interest expense and depreciation and amortization to this segment in excess of the increase in operating earnings. Revenues, operating earnings and earnings before taxes decreased for Cemetery Operations—Northeast in 2008 compared to 2007 primarily due to a decrease in merchandise trust income, which was in turn caused by realized gains recognized in 2007. Revenues, operating earnings and earnings before taxes increased for Funeral Homes in 2008 compared to 2007 primarily due to the December 2007 acquisition of 30 funeral homes.

Year Ended December 31, 2007 versus Year Ended December 31, 2006

Cemetery Operations

Cemetery Revenues

Cemetery revenues were $134.5 million in 2007, an increase of $25.5 million, or 23.4%, as compared to $109.0 million in 2006.

Cemetery revenues from pre-need sales, including interest income from pre-need installment contracts and investment income from trusts, were $87.3 million in 2007, an increase of $18.2 million, or 26.5%, as compared to $69.1 million in 2006.

Cemetery revenues from pre-need sales are recognized when the underlying merchandise is delivered or service is performed. Periodic changes in pre-need revenues are not necessarily indicative of changes in either the volume or pricing on pre-need contracts originated during the period but rather changes in the timing of when merchandise is delivered or services are performed.

The following table reconciles the value of actual sales made plus interest income from pre-need installment contracts and investment income from trusts to cemetery revenues for 2006 and 2007:

	Year ended December 31,
	2006	2007
	(in thousands)
Total sales originated	$60,987	$71,427
Interest income on pre-need sales	4,114	4,710
Investment income from merchandise trusts	8,353	16,538
Investment income from perpetual care trusts	9,501	12,837

Subtotal	82,955	105,512

Increase in deferred revenues on sales	(11,634)	(9,441)
Increase in deferred revenues on merchandise trust investment income	(2,311)	(8,748)

Pre-need sales	$69,010	$87,323

Total sales originated increased $10.4 million, or 17.1%, to $71.4 million in 2007 from $61.0 million in 2006. Major increases included grave openings ($2.6 million), lots ($2.3 million), markers ($2.2 million), vaults ($2.0 million) and caskets ($0.7 million). The increases were primarily due to a full year contribution in 2007 of properties acquired in 2006.

Interest income on pre-need sales increased $0.6 million, or 14.5%, to $4.7 million in 2007 from $4.1 million in 2006. The increase was primarily due to the increased volume of sales and accounts receivable outstanding.

Investment income from the merchandise trust increased by $8.2 million, or 98.0%, to $16.5 million in 2007 from $8.3 million in 2006. The increase was primarily due to third and fourth quarter 2007 asset sales that resulted in realized gains.

Investment income from the perpetual care trust increased by $3.3 million, or 34.7%, to $12.8 million in 2007 from $9.5 million in 2006. The increase was primarily due to an increase in the cost basis of trust assets.

Cemetery revenues from at-need sales increased $7.0 million, or 18.6%, to $44.7 million in 2007 from $37.7 million in 2006. Major increases included markers and bases ($2.9 million), grave openings and closings ($2.2 million), lots ($0.7 million) and vaults ($0.6 million). The increases were primarily due to a full year contribution in 2007 of properties acquired in 2006.

Other cemetery revenues increased by $0.3 million, or 13.6%, to $2.5 million in 2007 from $2.2 million in 2006 due to a number of small and insignificant differences.

Costs of Goods Sold

Cost of goods sold was $19.7 million in 2007, an increase of $5.0 million, or 33.9%, as compared to $14.7 million in 2006. As a percentage of cemetery revenues, cost of goods sold was 14.6% in 2007, an increase of 1.1 points from 13.5% in 2006. The decrease in cost of goods sold as a percentage of cemetery revenue was attributable to a change in product mix delivered during 2007 as compared to 2006.

Cemetery Expense

Cemetery expense was $30.8 million in 2007, an increase of $6.5 million, or 26.7%, as compared to $24.3 million in 2006. The increase was primarily due to an increase in cemetery personnel related costs ($3.1 million), maintenance and supplies ($1.5 million), utilities ($0.4 million) and real estate taxes ($0.4 million), all of which were primarily related to the full year contribution in 2007 of properties acquired in 2006.

Selling Expense

Total selling expense was $29.2 million in 2007, an increase of $6.0 million, or 25.8%, as compared to $23.2 million in 2006. The increase was primarily due to an increase in sales commissions ($2.1 million), other personnel costs ($3.0 million), and a number of smaller changes, which are in turn due to the increase in pre-need sales revenue. Sales commissions as a percentage of pre-need revenues were 11.4% for both 2007 and 2006 respectively.

General and Administrative Expense

General and administrative expense was $15.7 million in 2007, an increase of $2.9 million, or 22.7%, as compared to $12.8 million in 2006. The increase was primarily attributable to an increase in personnel expense ($1.7 million), data processing fees ($0.3 million), and a number of smaller changes, all of which were primarily related to the full year contribution in 2007 of properties acquired in 2006.

Funeral Home Revenues and Expenses

Funeral home revenues were $10.8 million in 2007, an increase of $4.7 million, or 77.0%, as compared to $6.1 million in 2006. The primary reason related to the full year contribution in 2007 of properties acquired in 2006. Funeral home expenses were $8.4 million in 2007, an increase of $3.6 million, or 75.0%, as compared to $4.8 million in 2006 which was related to the full year contribution in 2007 of properties acquired in 2006.

Corporate Overhead

Corporate overhead was $25.0 million in 2007, an increase of $5.2 million, or 26.3%, as compared to $19.8 million in 2006. The increase was primarily related to increased unit-based compensation costs ($3.5 million) and other small increases.

Depreciation and Amortization

Depreciation and amortization was $3.9 million in 2007. This was a slight increase from $3.5 million in 2006 and was primarily due to the full year contribution in 2007 of properties acquired in 2006.

Operating profit

Operating profit was $12.6 million in 2007, an increase of $0.7 million, or 5.7%, compared to $11.9 million in 2006. The increase was related to the increase in our recognized revenues ($30.2 million or 26.2%) exceeding our increase in our expense base ($29.5 million or 28.6%).

The increase in revenues and expenses were primarily attributable to the reasons discussed above in each specific category.

Interest Expense

Interest expense was $9.1 million in 2007, an increase of $1.6 million, or 21.3%, as compared to $7.5 million in 2006. The increase was primarily due to an increase in the average amount of outstanding debt outstanding during the period.

Provision (Benefit) for Income Taxes

The provision for income taxes was approximately $0.6 million in 2007 as compared to $1.4 million in 2006, due to a decrease in taxable income year over year.

Net Income

Net income was $2.8 million during 2007, a decrease of $0.2 million, or 8.4%, as compared to $3.0 million during 2006. The decrease was primarily attributable to the aforementioned $0.7 million increase in operating profit and the $0.8 million decrease in income tax expenses offset by the $1.6 million increase in interest expense, all of which are discussed above and approximately $0.2 million incurred in 2007 related to the refinancing of our debt.

Segment Discussion

Revenues, operating earnings and earnings before taxes increased for Cemetery Operations—West and Cemetery Operations—Southeast in 2007 compared to 2006 primarily due to the September 2006 acquisition of 21 cemeteries. These cemeteries provided a full year contribution in 2007 as opposed to a three month contribution in 2006. Revenues, operating earnings and earnings before taxes increased in Cemetery Operations—Northeast in 2007 compared to 2006 primarily due to improved performance in our merchandise and perpetual care trusts. Revenues, operating earnings and earnings before taxes increased for Funeral Homes in 2007 compared to 2006 primarily due to the September 2006 acquisition of 14 funeral homes. These funeral homes provided a full year contribution in 2007 as opposed to a three month contribution in 2006.

Liquidity and Capital Resources

Overview

Our primary short-term liquidity needs are to fund general working capital requirements, repay our Series A notes, service our debt and make routine maintenance capital improvements. We will need additional liquidity to construct mausoleum and lawn crypts on the grounds of our cemetery properties.

Our primary sources of liquidity are cash flow from operations and amounts available under our credit facilities as described below. In the past, we have been able to increase our liquidity through long-term bank borrowings and the issuance of additional common units and other partnership securities, including debt, subject to the restrictions in our credit facility and under our senior secured notes. Current economic conditions make it difficult for companies to obtain funding in either the debt or equity markets. The current constraints in the capital markets may affect our ability to obtain funding through new borrowings or the issuance of equity in the public market or may significantly increase the cost to obtain such funding.

We believe that cash generated from operations and our borrowing capacity under our Credit Agreement, which is discussed below, will be sufficient to meet our working capital requirements as well as our anticipated capital expenditures for the foreseeable future.

In addition to macroeconomic conditions, our ability to satisfy our debt service obligations, fund planned capital expenditures, make acquisitions and pay distributions to partners will depend upon our future operating performance. Our operating performance is primarily dependent on the sales volume of customer contracts, the cost of purchasing cemetery merchandise that we have sold, the amount of funds withdrawn from merchandise trusts and perpetual care trusts and the timing and amount of collections on our pre-need installment contracts.

Long-term Debt

Acquisition Credit Facility and Revolving Credit Facility

On August 15, 2007, certain of our subsidiaries, (collectively, the “Borrowers”) entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), other lenders, and Banc of America Securities LLC (“BAS”) (collectively, the “Lenders”). Capitalized terms which are not defined in this Annual Report on form 10-K shall have the same meaning assigned to such terms in the Credit Agreement.

The Credit Agreement provides for both an acquisition credit facility (the “Acquisition Credit Facility”) and a revolving credit facility (the “Revolving Credit Facility”). Both of these facilities have a five-year term.

The maximum amount available under the Acquisition Credit Facility is currently $40 million. The Lenders have an uncommitted option of increasing this maximum amount by an additional $15 million. Any amount repaid by the Borrowers under the terms of and during the term of the Acquisition Credit Facility cannot be reborrowed.

The maximum amount available under the Revolving Credit Facility is currently $25 million. The Lenders have an uncommitted option of increasing this maximum amount by an additional $10 million. There is also a provision for certain Swing Line Loans, up to a maximum of $5 million provided solely by Bank of America. Any amount repaid by the Borrowers under the terms of and during the term of the Revolving Credit Facility can be reborrowed.

Loans outstanding under the Acquisition Credit Facility and the Revolving Credit Facility bear interest at a per annum rate based upon a base rate (the “Base Rate”) or a Eurodollar rate (the “Eurodollar Rate”) plus a margin ranging from 0% to .75% over the Base Rate and 2.25% to 3.25% over the Eurodollar rate, as selected by the Borrowers. The Base Rate is the higher of (a) the Federal Funds Rate plus 0.5% or (b) the “prime rate” as set by Bank of America. The Eurodollar Rate equals the British Bankers Association LIBOR Rate. Margin is determined by the ratio of consolidated funded debt to consolidated EBITDA.

The Credit Agreement requires the Borrowers to pay an unused commitment fee, which is calculated based on the amount by which the commitments under the Credit Agreement exceed the usage of such commitments. The Borrowers are also required to pay certain additional fees to Bank of America as Administrative Agent, and BAS as Arranger.

The proceeds of the Acquisition Credit Facility may be used by the Borrowers to finance (i) Permitted Acquisitions, as defined in the Credit Agreement, and (ii) the purchase and construction of mausoleums. The proceeds of the Revolving Credit Facility and Swing Line Loans may be utilized to finance working capital requirements, Capital Expenditures, as defined in the Credit Agreement, and for other general corporate purposes.

Borrowings under the Credit Agreement rank pari passu with all other senior secured debt of the Borrowers including the senior secured notes discussed below. The Borrowers’ obligations under the Credit Agreement are guaranteed by both us and StoneMor GP (collectively, the “Guarantors”).

The Borrowers’ obligations under the Revolving Credit Facility are secured by a first priority lien and security interest in specified receivable rights, whether then owned or thereafter acquired, of the Borrowers and the Guarantors, and by a second priority lien and security interest in substantially all assets other than those receivable rights of the Borrowers and Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, StoneMor GP’s general partner interest in us and StoneMor GP’s incentive distribution rights under our partnership agreement. The specified receivable rights include all accounts and other rights to payment arising under customer contracts or agreements or management agreements, and all inventory, general intangibles and other rights reasonably related to the collection and performance of these accounts and rights to payment.

The Borrowers’ obligations under the Acquisition Credit Facility are secured by a first priority lien and security interest in substantially all assets, whether then owned or thereafter acquired, other than specified receivable rights of the Borrowers and the Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, StoneMor GP’s general partner interest in us and StoneMor GP’s incentive distribution rights under our partnership agreement, and a secondary priority lien and security interest in those specified receivable rights. These assets secure the Acquisition Credit Facility and the senior secured notes described below. The priority of the liens and security interests securing the Acquisition Credit Facility is pari passu with the liens and security interests securing the senior secured notes described below.

The agreements governing the Revolving Credit Facility, the Acquisition Credit Facility and the senior secured notes contain restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require us to maintain certain financial covenants, including specified financial ratios. At December 31, 2008, we were in compliance with all debt covenants. However, a material decrease in our sales could cause us to breach certain of our financial covenants, such as the leverage ratio and the interest coverage ratio, under our credit facilities and senior secured notes. Any such breach could allow the lenders to accelerate (or create cross-default under) our debt which would have a material adverse effect on our business, financial condition or results of operations. We are currently in discussion with bank lenders regarding these ratios.

As of December 31, 2008, we had $27.9 million outstanding under the Credit Agreement.

Senior Secured Notes

On August 15, 2007, we entered into, along with certain of our subsidiaries, (collectively, the “Issuers”) the Amended and Restated Note Purchase Agreement (the “Note Purchase Agreement”) with Prudential Investment Management Inc., The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, certain Affiliates of Prudential Investment Management Inc., iStar Financial Inc., SFT I, Inc., and certain Affiliates of iStar Financial Inc. (collectively, the “Note Purchasers”). Capitalized terms which are not defined in this Annual report on form 10-K shall have the same meaning assigned to such terms in the Note Purchase Agreement.

Pursuant to the Note Purchase Agreement, the Issuers and the Note Purchasers agreed to (a) exchange certain senior secured notes previously issued by the Issuers to the Note Purchasers on September 20, 2004, for new Series A Notes, as defined in the Note Purchase Agreement, due September 20, 2009, in the amount of $80 million; and (b) issue Series B Notes, as defined in the Note Purchase Agreement, due August 15, 2012 in the aggregate amount of $35 million, subject to the option, on an uncommitted basis, to issue/purchase additional secured Shelf Notes in the aggregate amount of up to $35 million, and to issue/purchase additional secured Shelf Notes to refinance the Series A Notes.

On December 21, 2007, pursuant to the Note Purchase Agreement, as amended, certain of our subsidiaries issued Senior Secured Series C Notes (the “Series C Notes” and together with Series A Notes, Series B Notes and the Shelf Notes are referred to as the “Notes” ) in the aggregate principal amount of $17.5 million, due December 21, 2012.

The Series A Notes bear an interest rate of 7.66% per annum, the Series B Notes bear an interest of 9.34% per annum and the Series C Notes bear an interest rate of 9.09% per annum.

The Notes are guaranteed by both us and StoneMor GP. The Notes rank pari passu with all other senior secured debt, including the Revolving Credit Facility and the Acquisition Credit Facility. Obligations under the Notes are secured by a first priority lien and security interest covering substantially all of the assets of the Issuers, whether then owned or thereafter acquired, other than specified receivable rights and a second priority lien and security interest covering those specified receivable rights of the Issuers, whether then owned or thereafter acquired. These assets secure the Notes and the Acquisition Credit Facility described above. The priority of the liens and security interests securing the Notes is pari passu with the liens and security interests securing the Acquisition Credit Facility described above.

The Note Purchase Agreement contains restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require us to maintain certain financial covenants, including specified financial ratios. As of December 31, 2008, we were in compliance with all such covenants. However, a material decrease in our sales could cause us to breach certain of our financial covenants, such as the leverage ratio and the interest coverage ratio, under our credit facilities and senior secured notes. Any such breach could allow the lenders to accelerate (or create cross-default under) our debt which would have a material adverse effect on our business, financial condition or results of operations. We are currently in discussion with bank lenders regarding these ratios.

Series A Notes

Our Series A Notes mature and become due on September 20, 2009. Accordingly, the principal amount of this debt ($80 million) is classified as a current liability in our financial statements.

On February 25, 2009, we, along with certain of our affiliates, entered into a commitment letter dated February 24, 2009 and a fee letter dated February 24, 2009 with Bank of America and BAS. Pursuant to the commitment letter, Bank of America agreed, subject to a number of conditions, to act as the sole administrative agent for a $90 million increase to our credit agreement (the “Increase”), consisting of (i) up to an additional

$80 million in the acquisition credit facility and (ii) an additional $10 million in the revolving credit facility. As of March 24, 2009, a syndicate of lenders (collectively, along with Bank of America, the “Lenders”) have committed, subject to a number of conditions, to lend $63 million of the Increase to the acquisition credit facility (the “Committed Increase”). On March 25, 2009, we received a consent from the Lenders to utilize any funds outstanding under our acquisition credit facility to repay our Series A Notes when such notes become due.

As of December 31, 2008, we had approximately $23.4 million available under our acquisition credit facility. After giving pro forma effect to the Committed Increase, we would have approximately $86.4 million (before any fees and expenses) (the “Revised Acquisition Credit Facility Balance”) available under our acquisition credit facility. It is our intention to utilize these funds to repay our Series A Notes when such notes becomes due. Utilization of any amounts available under our acquisition credit facility to repay our Series A Notes will negatively impact our ability to make acquisitions.

We believe that the Revised Acquisition Credit Facility Balance will be sufficient to repay our Series A Notes when the notes becomes due.

Cash Flow from Operating Activities

Cash flows provided by operating activities were $21.1 million in 2008, an increase of $2.1 million, or 11.4%, compared to $19.0 million in 2007.

Cash flows from operations in 2008 and 2007 significantly outpaced our net income ($4.6 million and $2.8 million, respectively) during the same periods. This is in large part attributable to the fact that various cash inflows for payments of amounts due under pre-need sales contracts were not as of yet recognized as revenues as we had not as of yet met the delivery criteria for revenue recognition. Although there is no assurance, we expect that the trend of operating cash flows outpacing net income will continue into the foreseeable future.

Cash flows provided by operating activities were $18.3 million in 2006, this was slightly less ($0.7 million, or 3.8%), than the 2007 amount.

As with 2008 and 2007, cash flows from operations in 2006 significantly outpaced our net income ($3.0 million) during the same periods. This was also in large part attributable to the fact that various cash inflows for payments of amounts due under pre-need sales contracts were not as of yet recognized as revenues as we had not as of yet met the delivery criteria for revenue recognition.

Cash Flow from Investing Activities

Net cash used in investing activities was $17.0 million during 2008, a decrease of $69.8 million, or 80.4%, compared to $86.8 million during 2007. Cash flows used for investing activities during 2008 were primarily utilized for acquisitions made in the first, third and fourth quarters, for capital expenditures related to our new corporate headquarters located in Levittown, Pennsylvania and to fund a purchase price guarantee related to our December 2007 acquisition of 45 cemeteries and 30 funeral homes while cash flows used for investing activities in 2007 were primarily related to our December 2007 acquisition of 45 cemeteries and 30 funeral homes.

Net cash used in investing activities was $14.6 million in 2006. This amount was more in line with the 2008 amount and is reflective of the fact that cash spent on acquisitions was not nearly as significant as it was in 2007.

Cash Flow from Financing Activities

Net cash used in financing activities was $10.8 million during 2008, as opposed to net cash flows provided of $71.7 million in 2007. The 2008 use of cash was primarily for partner distributions ($25.7 million) offset by increased borrowings on our working capital line to fund pre-need sales growth of $14.7 million. The 2007 net cash inflow was primarily due to sales of partner units ($50.8 million) and increased borrowings ($42.7 million) offset by partner distributions of $18.7 million. The proceeds from the sale of units and increased borrowings were in large part used to fund the December 2007 acquisition of 45 cemeteries and 30 funeral homes.

Net cash used in financing activities was $0.7 million during 2006. The 2006 use of cash was primarily for partner distributions ($17.3 million) offset by increased borrowings of $16.5 million on our working capital line to fund pre-need sales growth.

Intercreditor and Collateral Agency Agreement

In connection with the closing of our credit facilities and the private placement of the notes we entered into, along with our general partner, certain of our subsidiaries, the lenders under the credit facility, the holders of the notes and Fleet National Bank, as collateral agent, an intercreditor and collateral agency agreement setting forth the rights and obligations of the parties to the agreement as they relate to the collateral securing the Credit Facility and the Senior Secured Notes.

Capital Expenditures

The following table summarizes total maintenance capital expenditures and expansion capital expenditures, including for the construction of mausoleums and for acquisitions, for the periods presented:

	Year ended December 31,
	2006	2007	2008
	(In thousand’s)
Maintenance capital expenditures	$2,059	$3,051	$4,809
Expansion capital expenditures	14,657	83,726	12,237

Total capital expenditures	$16,716	$86,777	$17,046

Pursuant to our partnership agreement, in connection with determining operating cash flows available for distribution, costs to construct mausoleum crypts and lawn crypts may be considered to be a combination of maintenance capital expenditures and expansion capital expenditures depending on the purposes for construction. Our general partner, with the concurrence of its conflicts committee, has the discretion to determine how to allocate a capital expenditure for the construction of a mausoleum crypt or a lawn crypt between maintenance capital expenditures and expansion capital expenditures. In addition, maintenance capital expenditures for the construction of a mausoleum crypt or a lawn crypt are not subtracted from operating surplus in the quarter incurred but rather is subtracted from operating surplus ratably during the estimated number of years it will take to sell all of the available spaces in the mausoleum or lawn crypt. Estimated life is determined by our general partner, with the concurrence of its conflicts committee.

Off Balance Sheet Arrangements, Contractual Obligations and Contingencies

We have assumed various financial obligations and commitments in the ordinary course of conducting our business. We have contractual obligations requiring future cash payments related to debt maturities, interest on debt, operating lease agreements, and liabilities to purchase merchandise related to our in force pre-need sales contracts.

A summary of our total contractual obligations as of December 31, 2008 is presented in the table below:

	Year ended December 31,
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousand’s)
Debt (1)	$188,469	$90,620	$97,849	$—	$—
Operating leases	11,575	1,885	4,499	2,700	2,491
Merchandise liabilities (2)	75,977	—	—	—	—

Total	$276,021	$92,505	$102,348	$2,700	$2,491

(1)	Represents obligations (including interest) under the Senior Secured Notes and Credit Agreement. Payments of line of credit principal amounts and variable interest payments have been estimated.
(2)	Total cannot be seperated into periods because we are unable to anticipate when the merchandise will be needed.

We had no off-balance sheet arrangements as of December 31, 2007 or 2008.

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of StoneMor Partners GP LLC and Unitholders of StoneMor Partners L.P.

Levittown, Pennsylvania

We have audited the accompanying consolidated balance sheets of StoneMor Partners L.P. and subsidiaries (the “Company”) as of December 31, 2007 and 2008, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of StoneMor Partners L.P. and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted to reflect the adoption of Accounting Standards Codification (“ASC”) 810-10-65-1, which had been referred to prior to the codification of generally accepted accounting principles as Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 31, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 31, 2009

(November 10, 2009 as to the effects of the adoption of ASC 810-10-65-1 and related disclosures in Note 1)

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$13,800	$7,068
Accounts receivable, net of allowance	32,063	33,090
Prepaid expenses	2,707	3,422
Other current assets	10,298	14,477

Total current assets	58,868	58,057

Long-term accounts receivable - net of allowance	40,081	42,309
Cemetery property	187,552	228,499
Property and equipment, net of accumulated depreciation	53,929	49,615
Merchandise trusts, restricted, at fair value	228,615	161,605
Perpetual care trusts, restricted, at fair value	208,579	152,797
Deferred financing costs - net of accumulated amortization	3,317	2,425
Deferred selling and obtaining costs	35,836	41,795
Deferred tax assets	—	138
Other assets	85	1,000

Total assets	$816,862	$738,240

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$24,180	$25,702
Accrued interest	677	659
Current portion, long-term debt	386	80,478

Total current liabilities	25,243	106,839

Other long-term liabilities	—	1,837
Long-term debt	145,778	80,456
Deferred cemetery revenues, net	220,942	193,017
Deferred tax liabilities	—	7,928
Merchandise liability	79,574	75,977
Perpetual care trust corpus	208,579	152,797

Total liabilities	680,116	618,851

Partners’ capital
General partner	2,737	2,271
Limited partners:
Common	118,598	111,052
Subordinated	15,411	6,066

Total partners’ capital	136,746	119,389

Total liabilities and partners’ capital	$816,862	$738,240

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Consolidated Statement of Operations

(in thousands, except unit data)

	2006	2007	2008
Revenues:
Cemetery
Merchandise	$58,219	$74,509	$90,968
Services	25,555	28,547	36,894
Investment and other	25,221	31,476	31,623
Funeral home
Merchandise	2,696	4,655	9,249
Services	3,422	6,127	14,714

Total revenues	115,113	145,314	183,448

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	3,109	3,553	4,326
Merchandise	11,583	16,118	18,556
Cemetery expense	24,344	30,767	41,651
Selling expense	23,186	29,245	34,806
General and administrative expense	12,801	15,684	21,372
Corporate overhead (including $1,212, $4,741 and $2,262 in unit-based compensation for 2006, 2007 and 2008 respectively)	19,795	24,991	21,293
Depreciation and amortization	3,501	3,891	5,029
Funeral home expense
Merchandise	1,004	1,575	3,684
Services	2,285	4,198	9,073
Other	1,547	2,649	6,308

Total cost and expenses	103,155	132,671	166,098

Operating profit	11,958	12,643	17,350
Expenses related to refinancing	—	157	—
Interest expense	7,491	9,075	12,714

Income before income taxes	4,467	3,411	4,636
Income taxes
State	438	398	304
Federal	989	227	(224)

Total income taxes	1,427	625	80

Net income	$3,040	$2,786	$4,556

General partner’s interest in net income for the period	$60	$56	$91
Limited partners’ interest in net income for the period
Common	$1,549	$1,512	$3,325
Subordinated	$1,430	$1,218	$1,140
Net income per limited partner unit (basic and diluted)	$.34	$.30	$.38
Weighted average number of limited partners’ units outstanding (basic and diluted)	8,831	9,107	11,809

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Consolidated Statement of Partners’ Capital

(in thousands)

	Partners’ Capital				Total
	Limited Partners			General Partner
	Common	Subordinated	Total
Balance, January 1, 2006	$73,053	$34,998	$108,051	$1,549	$109,600

Proceeds from units issued in acquisition	5,875	—	5,875	—	5,875
General partner contribution	—	—	—	120	120
Net income	1,549	1,430	2,980	60	3,040
Cash distribution	(8,777)	(8,222)	(16,999)	(347)	(17,346)

Balance, December 31, 2006	71,700	28,206	99,907	1,382	101,288
Proceeds from public offering	49,714	—	49,714	—	49,714
General partner contribution	—	—	—	1,074	1,074
Conversion of subordinated units to common	5,407	(5,407)	—	—	—
General partner equity grant	—	—	—	609	609
Net income	1,512	1,218	2,730	55	2,786
Cash distribution	(9,736)	(8,606)	(18,342)	(383)	(18,725)

Balance, December 31, 2007	118,597	15,411	134,009	2,737	136,746

General partner contribution	—	—	—	86	86
Net income	3,325	1,140	4,465	91	4,556
Cash distribution	(18,277)	(6,738)	(25,015)	(643)	(25,658)
Vested employee units	3,822	—	3,822	—	3,822
Proceeds from units issued in acquisition	500	—	500	—	500
Conversion of subordinated to common units	3,745	(3,745)	—	—	—
Acquisition unit price guarantee	(661)	—	(661)	—	(661)

Balance, December 31, 2008	$111,052	$6,066	$117,118	$2,271	$119,389

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Consolidated Statement of Cash Flows

(in thousands)

	2006	2007	2008
Operating activities:
Net income	$3,040	$2,786	$4,556
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	4,605	4,382	5,306
Depreciation and amortization	3,501	3,891	5,029
Unit-based compensation	1,212	4,741	2,262
Other non cash	453	—	—
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	5,990	(2,430)	(6,678)
Allowance for doubtful accounts	1,225	10	513
Merchandise trust fund	(3,517)	(5,223)	(453)
Prepaid expenses	(385)	196	963
Other current assets	(3,020)	(3,591)	(4,639)
Other assets	862	159	(696)
Accounts payable and accrued and other liabilities	4,441	7,717	4,456
Deferred selling and obtaining costs	(3,118)	(2,162)	(5,959)
Deferred cemetery revenue	11,159	15,668	22,414
Deferred taxes (net)	—	—	(564)
Merchandise liability	(8,109)	(7,171)	(5,366)

Net cash provided by operating activities	18,339	18,973	21,144

Investing activities:
Cost associated with potential acquisitions	(219)	(2,230)	(1,579)
Additions to cemetery property	(3,398)	(2,589)	(4,376)
Purchase of subsidiaries, net of common units issued	(11,040)	(78,907)	(5,621)
Divestiture of funeral home	2,091	—	—
Acquisition unit-price guarantee	—	—	(661)
Acquisitions of property and equipment	(2,059)	(3,051)	(4,809)

Net cash used in investing activities	(14,625)	(86,777)	(17,046)

Financing activities:
Cash distribution	(17,346)	(18,724)	(25,658)
Additional borrowings on long-term debt	17,522	76,674	33,188
Repayments of long-term debt	(1,021)	(34,000)	(18,446)
Sale of partner units	120	50,788	86
Cost of financing activities	—	(3,048)	—

Net cash used in financing activities	(725)	71,690	(10,830)

Net increase (decrease) in cash and cash equivalents	2,989	3,886	(6,732)
Cash and cash equivalents—Beginning of period	6,925	9,914	13,800

Cash and cash equivalents—End of period	$9,914	$13,800	$7,068

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$7,390	$8,526	$12,732

Cash paid during the period for income taxes	$2,508	$3,484	$4,820

Non-cash investing and financing activities
Issuance of limited partner units for cemetery acquisition	$5,875	$—	$500

See Accompanying Notes to the Consolidated Financial Statements.

1.    NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

StoneMor Partners L.P. (“StoneMor”, the “Company” or the “Partnership”) is a provider of funeral and cemetery products and services in the death care industry in the United States. Through its subsidiaries, StoneMor offers a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a pre-need basis. As of December 31, 2008, the Partnership owned 218 and operated 232 cemeteries and 60 funeral homes in 25 states within the United States and Puerto Rico.

Basis of Presentation

The consolidated financial statements included in this form 10-K have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of each of the Company’s subsidiaries. These statements also include the accounts of the merchandise and perpetual care trusts in which the Company has a variable interest and is the primary beneficiary. The operations of the 14 managed cemeteries that the Company operates under long-term management contracts are also consolidated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 revised (“FIN 46R”), Consolidation of Variable Interest Entities: an Interpretation of Accounting Research Bulletin (“ARB”) No. 51. Total revenues derived from the cemeteries under long-term management contracts totaled approximately $21.8 million, $22.0 million and $27.7 million in 2006, 2007 and 2008, respectively.

Summary of Significant Accounting Policies

The significant accounting policies followed by the Company are summarized below:

Cash and Cash Equivalents.    The Company considers all highly liquid investments purchased with a maturity of three months or less from the time they are acquired to be cash equivalents.

Cemetery Property.    Cemetery property consists of developed and undeveloped cemetery property and constructed mausoleum crypts and lawn crypts and is valued at cost, which is not in excess of market value.

Property and Equipment.    Property and equipment is recorded at cost and depreciated on a straight-line basis. Maintenance and repairs are charged to expense as incurred, whereas additions and major replacements are capitalized and depreciation is recorded over their estimated useful lives as follows:

Buildings and improvements	10 to 40 years
Furniture and equipment	5 to 10 years
Leasehold improvements	over the term of the lease

Depreciation expense was $2.7 million, $2.9 million and $4.1 million in 2006, 2007 and 2008 respectively.

Inventories.    Inventories, classified as other current assets on the Company’s consolidated balance sheets, include cemetery and funeral home merchandise and are valued at the lower of cost or net realizable value. Cost is determined primarily on a specific identification basis on a first-in, first-out basis. Inventories were approximately $3.1 million and $3.4 million at December 31, 2007, and 2008, respectively.

Sales of Cemetery Merchandise and Services.    The Company sells its merchandise and services on both a pre-need and at-need basis. Sales of at-need cemetery services and merchandise are recognized as revenue when the service is performed or merchandise is delivered.

Pre-need sales are usually made on an installment contract basis. Contracts are usually for a period not to exceed 60 months with payments of principal and interest required. For those contracts that do not bear a market rate of interest, the Company imputes such interest (at a rate of 9.75% during the year ended December 31, 2007 and 9.0% during the year ended December 31, 2008) in order to segregate the principal and interest component of the total contract value.

At the time of a pre-need sale, the Company records an account receivable in an amount equal to the total contract value less any cash deposit paid net of an estimated allowance for customer cancellations. The revenue from both the sales and interest component of the account receivable is deferred. Interest revenue is recognized utilizing the effective interest method as payments are received. Sales revenue is recognized in accordance with the rules discussed below.

The allowance for customer cancellations is established based on management’s estimates of expected cancellations and historical experiences and is currently approximately 10% of total contract values. Future cancellation rates may differ from this current estimate. Management will continue to evaluate cancellation rates and will make changes to the estimate should the need arise. Actual cancellations did not vary significantly from the estimates of expected cancellations at December 31, 2007 and 2008 respectively.

Revenue recognition related to sales of pre-need cemetery merchandise and services is governed by Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (“SAB No. 104”), and the retail land sales provisions of Statement of Financial Accounting Standards No. 66, Accounting for the Sale of Real Estate (“SFAS No. 66”). Per this guidance, revenue from the sale of burial lots and constructed mausoleum crypts are deferred until such time that 10% of the sales price has been collected, at which time it is fully earned; revenues from the sale of unconstructed mausoleums are recognized using the percentage-of-completion method of accounting with no revenue being recognized until such time that 10% of the sales price has been collected while revenues from merchandise and services are recognized once such merchandise is delivered (title has transferred to the customer and the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse at no additional cost to us) or services are performed.

In order to appropriately match revenue and expenses, the Company defers certain pre-need cemetery and prearranged funeral direct obtaining costs that vary with and are primarily related to the acquisition of new pre-need cemetery and prearranged funeral business. Such costs are accounted for under the provisions of SFAS No. 60, Accounting and Reporting by Insurance Enterprises (“SFAS No. 60”), and are expensed as revenues are recognized.

The Company records a merchandise liability equal to the estimated cost to provide services and purchase merchandise for all outstanding and unfulfilled pre-need contracts. The merchandise liability is established and recorded at the time of the sale but is not recognized as an expense until such time that the associated revenue for the underlying contract is also recognized. The merchandise liability is established based on actual costs incurred or an estimate of future costs, which may include a provision for inflation. The merchandise liability is reduced when services are performed or when payment for merchandise is made by the Company and title is transferred to the customer.

Pursuant to state law, a portion of the proceeds from pre-need sales of merchandise and services is put into trust (the “merchandise trust”) until such time that the Company meets the requirements for releasing trust principal, which is generally delivery of merchandise or performance of services. All investment earnings generated by the assets in the merchandise trusts (including realized gains and losses) are deferred until the associated merchandise is delivered or the services are performed. The fair value of the funds held in merchandise trusts at December 31, 2007 and December 31, 2008 was approximately $228.6 million and $161.6 million, respectively (see Note 5).

Sales of Funeral Home Services.    Revenue from funeral home services is recognized as services are performed and merchandise is delivered.

Pursuant to state law, a portion of proceeds received from pre-need funeral service contracts is put into trust while amounts used to defray the initial administrative costs are not. All investment earnings generated by the assets in the trust (including realized gains and losses) are deferred until the associated merchandise is delivered or the services are performed. The balance of the amounts in these trusts is included within the merchandise trusts above.

Perpetual Care Trusts.    Pursuant to state law, a portion of the proceeds from the sale of cemetery property is required to be paid into perpetual care trusts. All principal must remain in this trust into perpetuity while interest and dividends may be released and used to defray cemetery maintenance costs, which are expensed as incurred. Earnings from the perpetual care trusts are recognized in current cemetery revenues. The fair value of funds held in perpetual care trusts at December 31, 2007 and December 31, 2008 was $208.6 million and $152.8 million, respectively (see Note 6).

Deferred Cemetery Revenues, Net.    In addition to amounts deferred on new contracts, Deferred cemetery revenues, net, includes deferred revenues from pre-need sales that were entered into by entities prior to the acquisition of those entities by the Company, including entities that were acquired by Cornerstone Family Services, Inc. upon its formation in 1999. The Company provides for a reasonable profit margin for these deferred revenues (deferred margin) to account for the future costs of delivering products and providing services on pre-need contracts that the Company acquired through acquisition. Deferred margin amounts are deferred until the merchandise is delivered or services are performed.

Impairment of Long-Lived Assets.    The Company monitors the recoverability of long-lived assets, including cemetery property, property and equipment and other assets, based on estimates using factors such as current market value, future asset utilization, business and regulatory climate and future undiscounted cash flows expected to result from the use of the related assets. The Company’s policy is to evaluate an asset for impairment when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. An impairment charge is recorded to write-down the asset to its fair value if the sum of future undiscounted cash flows is less than the carrying value of the asset. No impairment charges were recorded in 2006, 2007 and 2008.

Other-than-temporary Impairment of Trust Assets.    The Company determines whether or not the assets in the merchandise and perpetual care trusts have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions, concerns related to the specific issuer and the Company’s ability and intent to hold the security until its value has been recovered. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value.

For assets held in the perpetual care trusts, any reduction in the cost basis due to an other-than-temporary impairment is offset with an equal and opposite reduction in the perpetual care trust corpus and has no impact in earnings.

For assets held in the merchandise trusts, any reduction in the cost basis due to an other-than-temporary impairment is recorded in deferred revenue.

The trust footnotes (notes 5 and 6) disclose the adjusted cost basis of the assets in the trust. This adjusted cost basis includes any adjustments to the original cost basis due to other-than-temporary impairments.

Net Income per Unit.    Basic net income per unit is determined by dividing net income, after deducting the amount of net income allocated to the general partner interest from its issuance date of September 20, 2004, by the weighted average number of units outstanding during the period. Diluted net income per unit is calculated in the same manner as basic net income per unit, except that the weighted average number of outstanding units is increased to include the dilutive effect of outstanding unit options or phantom unit options.

New Accounting Pronouncements.    In February 2007, the FASB issued SFAS No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities (“SFAS 159”), to permit all entities to choose to elect to measure eligible financial instruments at fair value. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, Fair Value Measurements (“SFAS 157”). The Company adopted this guidance effective January 1, 2008 and did not elect the fair value option for any of its eligible assets or liabilities as of this date.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R requires that acquirers in a business combination identify and record at fair value all of the assets and liabilities acquired as well as any non-controlling interest resulting from such business combination. Goodwill will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest exceeds the fair value of identified assets acquired less the fair value of liabilities assumed. A gain from a bargain purchase will be recognized when the fair value of consideration paid or transferred to the acquiree plus the fair value of any non-controlling interest is less than the fair value of identified assets acquired less the fair value of liabilities assumed. Gains from bargain purchases will be recognized in earnings in the period in which the acquisition occurs. SFAS 141R is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. SFAS 141R cannot be applied retrospectively and is not applicable to any business combinations that occur before the adoption date. Accordingly, while SFAS 141R may impact the accounting treatment on certain business combinations the Company may enter into after the effective date, it does not have any impact on these financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statement—amendments of ARB No. 51 (“SFAS 160”). SFAS 160 states that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. We have evaluated the impact the adoption of SFAS No. 160 and has determined that the amount shown as non-controlling interest in Perpetual Care Trusts in the Commitment and Contingency section of our balance sheet has been reclassified and included in the liability section as Perpetual Care Trust Corpus. This change had no impact on Partners’ capital at December 31, 2007 and 2008 or net income or cash flow for the years ended December 31, 2006, 2007 and 2008.

In February 2008, the FASB Emerging Issues Task Force issued EITF Issue No. 07-04, Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships (“EITF 07-04”). EITF 07-04 specifies when a master limited partnership that contains incentive distribution rights (“IDR’s”) should classify said IDR’s as a separate class of units for which a separate earnings per unit calculation should be made. EITF 07-04 is effective for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company is currently evaluating the effect that the adoption of EITF 07-04 will have on the partnership’s net earnings per unit.

In December 2008, the FASB issued FASB Staff Position No. FAS 140-4 and FIN 46 (R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4”). FSP FAS 140-4 requires public entities to provide additional disclosures about transfers of financial assets. It also requires public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. FSP FAS 140-4 is effective in the first reporting period the ends after December 15, 2008. The Company has evaluated the disclosure requirements of FSP FAS 140-4 and has determined that we are in compliance with such requirements.

In December 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP FAS 157-3”). The purpose of FSP FAS 157-3 was to clarify the application of SFAS 157 for a market that is not active. FSP FAS 157-3 did not change the objective of SFAS 157, which is the determination of the price that would be received in an orderly transaction that is not a forced liquidation or distressed sale at the measurement date. FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The Company’s adoption of FSP FAS 157-3 for the year ended December 31, 2008 did not have a material effect on its financial position, results of operations or liquidity.

Use of Estimates

Preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting periods. As a result, actual results could differ from those estimates. The most significant estimates in the financial statements are the valuation of assets in the merchandise trust and perpetual care trust, allowance for cancellations, unit-based compensation, merchandise liability, deferred sales revenue, deferred margin, deferred merchandise trust investment earnings, deferred obtaining costs and income taxes. Deferred sales revenue, deferred margin and deferred merchandise trust investment earnings are included in deferred cemetery revenues, net, on the consolidated balance sheets.

Reclassifications

Certain amounts in the consolidated financial statements for the years ended December 31, 2006 and 2007 have been reclassified to conform to the presentation in the financial statements for the year ended December 31, 2008.

2.    LONG-TERM ACCOUNTS RECEIVABLE, NET OF ALLOWANCE

Long-term accounts receivable, net, consist of the following:

	As of December 31,
	2007	2008
	(in thousands)
Customer receivables	$94,733	$102,145
Unearned finance income	(11,049)	(12,983)
Allowance for contract cancellations	(11,540)	(13,763)

	72,144	75,399
Less: current portion—net of allowance	32,063	33,090

Long-term portion—net of allowance	$40,081	$42,309

Activity in the allowance for contract cancellations is as follows:

	For the Year Ended December 31,
	2006	2007	2008
	(in thousands)
Balance—Beginning of period	$9,261	$12,243	$11,540
Reserve on acquired contracts	926	115	1,884
Provision for cancellations	8,363	10,493	12,888
Charge-offs—net	(6,307)	(11,311)	(12,549)

Balance—End of period	$12,243	$11,540	$13,763

3.    CEMETERY PROPERTY

Cemetery property consists of the following:

	As of December 31,
	2007	2008
	(in thousands)
Developed land	$22,676	$26,558
Undeveloped land	129,380	156,467
Mausoleum crypts and lawn crypts	35,496	45,474

Total	$187,552	$228,499

4.    PROPERTY AND EQUIPMENT

Major classes of property and equipment follow:

	As of December 31,
	2007	2008
	(in thousands)
Building and improvements	$42,215	$44,801
Furniture and equipment	33,184	29,210

	75,399	74,011
Less: accumulated depreciation	(21,470)	(24,396)

Property and equipment—net	$53,929	$49,615

5.    MERCHANDISE TRUSTS

The cost and market value associated with the assets held in merchandise trusts at December 31, 2007 and December 31, 2008 were as follows:

As of December 31, 2007	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$23,071	$—	$—	$23,071
Fixed maturities:
U.S. Government and federal agency	3,720	32	(21)	3,731
U.S. State and local government agency	2,178	29	(9)	2,198
Corporate debt securities	3,896	11	(133)	3,774
Other debt securities	89,827	—	—	89,827

Total fixed maturities	99,621	72	(163)	99,530

Mutual funds—debt securities	31,611	612	(1,410)	30,813
Mutual funds—equity securities	47,242	111	(6,658)	40,695

Equity securities	36,082	1,314	(2,889)	34,507

Total	$237,627	$2,109	$(11,121)	$228,615

As of December 31, 2008	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$26,911	$—	$—	$26,911
Fixed maturities:
U.S. Government and federal agency	5,554	90	(15)	5,629
U.S. State and local government agency	4,477	40	(44)	4,473
Corporate debt securities	3,593	50	(490)	3,153
Other debt securities	10,655	—	—	10,655

Total fixed maturities	24,279	180	(549)	23,910

Mutual funds—debt securities	38,260	—	(9,913)	28,347
Mutual funds—equity securities	96,176	—	(42,959)	53,217

Equity securities	43,881	—	(14,661)	29,220

Total	$229,507	$180	$(68,082)	$161,605

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2008 is presented below:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities:
U.S. Government and federal agency	$922	$15	$77	$—	$999	$15
U.S. State and local government agency	1,679	22	809	22	2,488	44
Corporate debt securities	1,162	241	1,069	249	2,231	490
Other debt securities	—	—	—	—	—	—

Total fixed maturities	3,763	278	1,955	271	5,718	549

Mutual funds—debt securities	7,196	583	21,151	9,330	28,347	9,913
Mutual funds—equity securities	14,136	15,397	39,081	27,562	53,217	42,959

Equity securities	9,974	5,606	18,552	9,055	28,526	14,661

Total	$35,069	$21,864	$80,739	$46,218	$115,808	$68,082

The Company determines whether or not the assets in the merchandise trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions and concerns related to the specific issuer. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value. Any reduction in the cost basis due to an other-than-temporary impairment is recorded in deferred revenue.

The Company has determined that there were 31 securities in the merchandise trust, with an aggregate cost of approximately $6.1 million, an aggregate market value of approximately $1.8 million, and a resulting aggregate impairment in value of approximately $4.3 million, wherein such impairment is considered to be other-than-temporary at December 31, 2008. Accordingly, the Company has adjusted the cost basis of each of these assets to their current value and offset this change against deferred revenue. This reduction in deferred revenue will be reflected in earnings in future periods as the underlying merchandise is delivered or the underlying service is performed.

A reconciliation of the Company’s merchandise trust activities for the years ended December 31, 2007 and 2008 is presented below:

Year ended December 31, 2007

Market Value @ 12/31/2006	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2007
(in thousands)
$147,788	$125,199	$(45,229)	$7,870	$3,226	$5,414	$(1,037)	$(870)	$(13,955)	$209	$228,615

$147,788	$125,199	$(45,229)	$7,870	$3,226	$5,414	$(1,037)	$(870)	$(13,955)	$209	$228,615

Year ended December 31, 2008
Market Value @ 12/31/2007	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss(a)	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2008
(in thousands)
$228,615	$52,340	$(64,026)	$10,845	$641	$(5,981)	$(1,257)	$(1,173)	$(58,890)	$491	$161,605

$228,615	$52,340	$(64,026)	$10,845	$641	$(5,981)	$(1,257)	$(1,173)	$(58,890)	$491	$161,605

(a)	Includes $4,260 in losses for other-than-temporarily impaired assets.

The Company deposited approximately $26.6 million and $125.2 million and withdrew approximately $37.4 million and $45.2 million from the trusts during 2008 and 2007, respectively. During 2008, purchases and sales of securities available for sale included in trust investments were $303.5 million and $229.1 million, respectively. During 2007, purchases and sales of securities available for sale included in trust investments were $123.3 million and $152.3 million, respectively.

6.    PERPETUAL CARE TRUSTS.

The cost and market value associated with the assets held in perpetual care trusts at December 31, 2007 and December 31, 2008 were as follows:

As of December 31, 2007	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$13,955	$—	$—	$13,955
Fixed maturities:
U.S. Government and federal agency	7,625	78	(16)	7,687
U.S. State and local government agency	3,790	74	(8)	3,856
Corporate debt securities	15,314	73	(495)	14,892
Other debt securities	51,313	—	—	51,313

Total fixed maturities	78,042	225	(519)	77,748

Mutual funds—debt securities	46,795	68	(2,386)	44,477
Mutual funds—equity securities	50,166	263	(3,881)	46,548

Equity Securities	28,787	544	(3,480)	25,851

Total	$217,745	$1,100	$(10,266)	$208,579

As of December 31, 2008	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(in thousands)
Short-term investments	$21,236	$—	$—	$21,236
Fixed maturities:
U.S. Government and federal agency	9,993	236	(10)	10,219
U.S. State and local government agency	8,462	87	(72)	8,477
Corporate debt securities	13,104	141	(2,024)	11,221
Other debt securities	572	—	—	572

Total fixed maturities	32,131	464	(2,106)	30,489

Mutual funds—debt securities	56,836	175	(19,113)	37,898
Mutual funds—equity securities	74,084	—	(34,042)	40,042

Equity Securities	31,926	—	(8,794)	23,132

Total	$216,213	$639	$(64,055)	$152,797

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2008 held in perpetual care trusts is presented below:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
Fixed maturities:
U.S. Government and federal agency	$346	$25	$165	$1	$511	$26
U.S. State and local government agency	3,529	42	547	14	4,076	56
Corporate debt securities	4,568	945	4,446	1,079	9,014	2,024
Other debt securities	—	—	—	—	—	—

Total fixed maturities	8,443	1,012	5,158	1,094	13,601	2,106

Mutual funds—debt securities	1,040	50	34,169	19,063	35,209	19,113
Mutual funds—equity securities	2,055	3,012	37,987	31,030	40,042	34,042

Equity securities	3,887	1,795	18,812	6,999	22,699	8,794

Total	$15,425	$5,869	$96,126	$58,186	$111,551	$64,055

The Company determines whether or not the assets in the perpetual care trust have an other-than-temporary impairment on a security-by-security basis. This assessment is made based upon a number of criteria including the length of time a security has been in a loss position, changes in market conditions and concerns related to the specific issuer. If a loss is considered to be other-than-temporary, the cost basis of the security is adjusted downward to its market value. Any reduction in the cost basis due to an other-than-temporary impairment is offset with an equal and opposite reduction in the perpetual care trust corpus reflected on our balance sheet and has no impact in earnings. The Company has determined that there were 20 securities in the perpetual care trust, with an aggregate cost of approximately $7.0 million, an aggregate market value of approximately $2.2 million, and a resulting aggregate impairment in value of approximately $4.8 million, wherein such impairment is considered to be other-than-temporary at December 31, 2008. Accordingly, the Company has adjusted the cost basis of each of these assets to their current value and offset this change against perpetual care trust corpus. There is no impact on net income or partners’ capital due to this adjustment.

A reconciliation of the Company’s perpetual care trust activities for the years ended December 31, 2007 and 2008 is presented below:

Year ended December 31, 2007

Market Value @ 12/31/2006	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2007
(in thousands)
$168,631	$67,656	$(27,350)	$11,324	$2,112	$388	$738	$867	$(16,214)	$427	$208,579

$168,631	$67,656	$(27,350)	$11,324	$2,112	$388	$738	$867	$(16,214)	$427	$208,579

Year ended December 31, 2008

Market Value @ 12/31/2007	Contributions	Distributions	Interest/ Dividends	Capital Gain Distributions	Realized Gain/ Loss (a)	Taxes	Fees	Unrealized Change in Market Value	Change in Accrued Income	Market Value @ 12/31/2008
(in thousands)
$208,579	$23,212	$(31,298)	$14,809	$(81)	$(6,857)	$(716)	$(971)	$(54,250)	$370	$152,797

$208,579	$23,212	$(31,298)	$14,809	$(81)	$(6,857)	$(716)	$(971)	$(54,250)	$370	$152,797

(a)	Includes $4,757 in losses for other-than-temporarily impaired assets.

The Company deposited approximately $4.7 million and $67.7 million and withdrew approximately $9.6 million and $27.4 million from the trusts during 2008 and 2007, respectively. During 2008, purchases and sales of securities available for sale included in trust investments were $190.8 million and $140.2 million, respectively. During 2007, purchases and sales of securities available for sale included in trust investments were $237.2 million and $214.6 million, respectively.

The Company recorded income from perpetual care trusts of $13.7 million, $12.8 million and $9.5 million in 2008, 2007 and 2006 respectively.

7.    LONG-TERM DEBT

The Company had the following outstanding debt at:

	As of December 31,
	2007	2008
	(in thousands)
Insurance premium financing	$350	$432
Vehicle Financing	61	80
Acquisition Credit Facility, due September 2012 (interest rate—Libor + 3.25%)	6,253	17,622
Revolving Credit Facility, due September 2012 (interest rate—Libor + 3.25%)	7,000	10,300
Series A senior secured notes, due 2009 (interest rate—7.66%)	80,000	80,000
Series B senior secured notes, due 2012 (interest rate—9.34%)	35,000	35,000
Series C senior secured notes, due 2012 (interest rate—9.09%)	17,500	17,500

Total	146,164	160,934
Less current portion	386	80,478
Long-term portion	$145,778	$80,456

Acquisition Credit Facility and Revolving Credit Facility

On August 15, 2007, StoneMor Operating LLC (the “Operating Company”) and certain of its subsidiaries, (collectively, the “Borrowers”) entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), other lenders, and Banc of America Securities LLC (collectively, the “Lenders”). Capitalized terms which are not defined in this Annual Report on Form 10-K shall have the same meaning assigned to such terms in the Credit Agreement.

The Credit Agreement provides for both an acquisition credit facility (the “Acquisition Credit Facility”) and a revolving credit facility (the “Revolving Credit Facility”). Both of these facilities have a five-year term.

The maximum amount available under the Acquisition Credit Facility is currently $40 million. The Lenders have an uncommitted option of increasing this maximum amount by an additional $15 million. Any amount repaid by the Borrowers under the terms of and during the term of the Acquisition Credit Facility cannot be reborrowed.

The maximum amount available under the Revolving Credit Facility is currently $25 million. The Lenders have an uncommitted option of increasing this maximum amount by an additional $10 million. There is also a provision for certain Swing Line Loans, up to a maximum of $5 million provided solely by Bank of America. Any amount repaid by the Borrowers under the terms of and during the term of the Revolving Credit Facility can be reborrowed.

Loans outstanding under the Acquisition Credit Facility and the Revolving Credit Facility bear interest at a per annum rate based upon a base rate (the “Base Rate”) or a Eurodollar rate (the “Eurodollar Rate”) plus a margin ranging from 0% to .75% over the Base Rate and 2.25% to 3.25% over the Eurodollar rate, as selected by the Borrowers. The Base Rate is the higher of (a) the Federal Funds Rate plus 0.5% or (b) the “prime rate” as set by Bank of America. The Eurodollar Rate equals the British Bankers Association LIBOR Rate. Margin is determined by the ratio of consolidated funded debt to consolidated EBITDA of the Company.

The Credit Agreement requires the Borrowers to pay an unused commitment fee, which is calculated based on the amount by which the commitments under the Credit Agreement exceed the usage of such commitments. The Borrowers are also required to pay certain additional fees to Bank of America as Administrative Agent, and BAS as Arranger.

The proceeds of the Acquisition Credit Facility may be used by the Borrowers to finance (i) Permitted Acquisitions, as defined in the Credit Agreement, and (ii) the purchase and construction of mausoleums. The proceeds of the Revolving Credit Facility and Swing Line Loans may be utilized to finance working capital requirements, Capital Expenditures, as defined in the Credit Agreement, and for other general corporate purposes.

Borrowings under the Credit Agreement rank pari passu with all other senior secured debt of the Borrowers including the senior secured notes discussed below. The Borrowers’ obligations under the Credit Agreement are guaranteed by both the Company and StoneMor GP, LLC (“StoneMor GP”) (collectively, the “Guarantors”).

The Borrowers’ obligations under the Revolving Credit Facility are secured by a first priority lien and security interest in specified receivable rights, whether then owned or thereafter acquired, of the Borrowers and the Guarantors, and by a second priority lien and security interest in substantially all assets other than those receivable rights of the Borrowers and Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, StoneMor GP’s general partner interest in the Company and StoneMor GP’s incentive distribution rights under the Company’s partnership agreement. The specified receivable rights include all accounts and other rights to payment arising under customer contracts or agreements or management agreements, and all inventory, general intangibles and other rights reasonably related to the collection and performance of these accounts and rights to payment.

The Borrowers’ obligations under the Acquisition Credit Facility are secured by a first priority lien and security interest in substantially all assets, whether then owned or thereafter acquired, other than specified receivable rights of the Borrowers and the Guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, StoneMor GP’s general partner interest in the Company and StoneMor GP’s incentive distribution rights under the Company’s partnership agreement, and a secondary priority lien and security interest in those specified receivable rights. These assets secure the Acquisition Credit Facility and the senior secured notes described below. The priority of the liens and security interests securing the Acquisition Credit Facility ranks pari passu with the liens and security interests securing the senior secured notes described below.

The agreements governing the Revolving Credit Facility and the Acquisition Credit Facility contain restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require the Company to maintain certain financial covenants, including specified financial ratios. As of December 31, 2008, the Company was in compliance with all such covenants.

As of December 31, 2008, the Company had $27.9 million outstanding under the Credit Agreement.

Senior Secured Notes

On August 15, 2007, StoneMor GP, the Company, the Operating Company, and certain subsidiaries of the Operating Company (collectively, the “Issuers”) entered into the Amended and Restated Note Purchase Agreement (the “Note Purchase Agreement”) with Prudential Investment Management Inc., The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, certain Affiliates of Prudential Investment Management Inc., iStar Financial Inc., SFT I, Inc., and certain Affiliates of iStar Financial Inc. (collectively, the “Note Purchasers”). Capitalized terms which are not defined in this Annual Report on Form 10-K shall have the same meaning assigned to such terms in the Note Purchase Agreement.

Pursuant to the Note Purchase Agreement, the Issuers and the Note Purchasers agreed to (a) exchange certain senior secured notes previously issued by the Issuers to the Note Purchasers on September 20, 2004, for new Series A Notes, as defined in the Note Purchase Agreement, due September 20, 2009, in the amount of $80 million; and (b) issue Series B Notes, as defined in the Note Purchase Agreement, due August 15, 2012 in the aggregate amount of $35 million subject to the option, on an uncommitted basis, to issue/purchase additional secured Shelf Notes in the aggregate amount of up to $35 million, and to issue/purchase additional secured Shelf Notes to refinance the Series A Notes.

On December 21, 2007, pursuant to the Note Purchase Agreement, as amended, the Operating Company and its subsidiaries issued Senior Secured Series C Notes (the “Series C Notes” and together with Series A Notes, Series B Notes and the Shelf Notes are referred to as the “Notes”) in the aggregate principal amount of $17.5 million, due December 21, 2012.

The Series A Notes bear an interest rate of 7.66% per annum, the Series B Notes bear an interest of 9.34% per annum and the Series C Notes bear an interest rate of 9.09% per annum.

The Notes are guaranteed by the Company and StoneMor GP. The Notes rank pari passu with all other senior secured debt, including the Revolving Credit Facility and the Acquisition Credit Facility. Obligations under the Notes are secured by a first priority lien and security interest covering substantially all of the assets of the issuers, whether then owned or thereafter acquired, other than specified receivable rights and a second priority lien and security interest covering those specified receivable rights of the Issuers, whether then owned or thereafter acquired. These assets secure the Notes and the Acquisition Credit Facility described above. The priority of the liens and security interests securing the Notes ranks pari passu with the liens and security interests securing the Acquisition Credit Facility described above.

The Note Purchase Agreement contains restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require the Company to maintain certain financial covenants, including specified financial ratios. As of December 31, 2008, the Company was in compliance with all such covenants.

Deferred financing costs were approximately $2.4 million at December 31, 2008, consisted of approximately $4.5 million of debt issuance costs less accumulated amortization of approximately $2.1 million. These costs were incurred in connection with the issuance of the Company’s senior secured notes during September 2004 and their amendment during August 2007.

Series A Notes

The Company’s Series A Notes mature and become due on September 20, 2009. Accordingly, the principal amount of this debt ($80 million) is classified as a current liability in the financial statements.

On February 25, 2009, the Company, along with certain of its affiliates, entered into a commitment letter dated February 24, 2009 and a fee letter dated February 24, 2009 with Bank of America and BAS. Pursuant to the commitment letter, Bank of America agreed, subject to a number of conditions, to act as the sole administrative agent for a $90 million increase to the Company’s credit agreement (the “Increase”), consisting of (i) up to an additional $80 million in the acquisition credit facility and (ii) an additional $10 million in the revolving credit facility. As of March 24, 2009, a syndicate of lenders (collectively, along with Bank of America, the “Lenders”) have committed, subject to a number of conditions, to lend $63 million of the Increase to the acquisition credit facility (the “Committed Increase”). On March 25, 2009, the Company received a consent from the Lenders to utilize any funds outstanding under the acquisition credit facility to repay the Series A Notes when such notes become due.

As of December 31, 2008, the Company had approximately $23.4 million available under its acquisition credit facility. After giving pro forma effect to the Committed Increase, the Company would have approximately $86.4 million (before any fees and expenses) (the “Revised Acquisition Credit Facility Balance”) available under the acquisition credit facility. It is the Company’s intention to utilize these funds to repay the Series A Notes when such notes becomes due. Utilization of any amounts available under the acquisition credit facility to repay the Series A Notes will negatively impact the Company’s ability to make acquisitions.

The Company believes that the Revised Acquisition Credit Facility Balance will be sufficient to repay the Series A Notes when the notes becomes due.

8.    INCOME TAXES

Effective with the closing of the Partnership’s initial public offering on September 20, 2004 (see Note 1), the Company was no longer a taxable entity for federal and state income tax purposes; rather, the Partnership’s tax attributes (except those of its corporate subsidiaries) are to be included in the individual tax returns of its partners.

The tax on our net income is borne by our general and limited partners. Net income for financial statement purposes may differ significantly from the taxable income of our partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to us.

The tax returns of the Partnership are subject to examination by state and federal tax authorities. If such examinations result in changes to taxable income, the tax liability of the partners could be changed accordingly.

Components of the income tax provision (benefit) applicable to continuing operations for federal and state taxes are as follows:

	Years ended December 31,
	2006	2007	2008
	(in thousands)
Current provision:
Federal	$989	$227	$27
State	438	398	617

Total	1,427	625	644

Deferred provision:
Federal	—	—	(251)
State	—	—	(313)

Total	—	—	(564)

Total taxes	$1,427	$625	$80

The difference between the statutory federal income tax and our effective income tax is summarized as follows:

	Years ended December 31,
	2006	2007	2008
	(in thousands)
Computed tax provision at the applicable statutory tax rate	$1,563	$1,199	$1,611
State and local taxes net of federal income tax benefit	285	259	401
Tax exempt (income) loss	(538)	(371)	(199)
Change in valuation allowance	2,837	3,660	3,954
Partnership earnings not subject to tax	(2,687)	(4,155)	(5,970)
Permanent differences	—	—	283
Other	(33)	33	—

Income taxes	$1,427	$625	$80

Deferred tax assets and liabilities result from the following:

	2007	2008
	(in thousands)
Deferred tax assets
Prepaid expenses	$3,951	$3,005
State net operating loss	4,600	5,220
Federal net operating loss	19,146	23,182
Alternative minimum tax credit	36	66
Unrealized losses	3,632	27,161
Valuation allowance	(17,624)	(45,458)

Total deferred tax assets	13,741	13,176

Deferred tax liabilities
Property, plant and equipment	589	1,201
Deferred revenue related to future revenues and accounts receivable	12,355	15,539
Deferred revenue related to cemetery property	—	4,226
Deferred cost adjustment	797	—

Total deferred tax liabilities	13,741	20,966

Net deferred tax liabilities	$—	$7,790

We had available, at December 31, 2008, approximately $66,000 of alternative minimum tax credit carryforwards, which are available indefinitely, and $66.2 million of federal net operating loss carryforwards, which will begin to expire in 2019 and $104.3 million in state net operating losses which will begin to expire in 2009.

The Partnership’s corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is required. In 2008, we concluded, based on the projected allocations of taxable income, that a deferred tax asset of approximately $138,000 will more likely than not be realized on several subsidiaries. In addition, several separate taxable subsidiaries were in a deferred tax liability position at December 31, 2008 and recognized those liabilities. The vast majority of the taxable subsidiaries continue to accumulate deferred tax assets that will not more likely than not be realized. A full valuation allowance continues to be maintained on these taxable subsidiaries. Ultimate realization of the deferred tax asset is dependent upon, among other factors, the Partnership’s corporate subsidiaries’ ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

The Company recognized approximately $15.3 million in deferred tax liabilities in connection with the SCI Acquisition. A significant portion of these liabilities will be absorbed by utilization of net operating loss carryforwards. On several separate taxable groups, these liabilities were in excess of its deferred tax assets and a deferred tax liability is recognized.

The Company adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, (“FIN 48) on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by FIN 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. The impact of adopting FIN 48 was not material as of the date of adoption or in subsequent periods. As a result of the implementation of FIN 48, the Company did not recognize any change in the liability for unrecognized tax benefits and there was no change to the January 1, 2008 balance of retained earnings. As of January 1, 2008, the Company had approximately $871K of unrecognizable tax benefits. If recognized, the $871K of the unrecognized tax benefits would reduce income tax expense and the Company’s effective tax rate. There were no changes between the beginning unrecognizable tax benefit amount and the amount at December 31, 2008.

The Company and its subsidiaries are subject to US federal income tax as well as income taxes of multiple state jurisdictions. The Company’s effective tax rate fluctuates over time based on income tax rates in the various tax jurisdictions in which the Company operates and based on the level of earnings in those jurisdictions. Several entities of the Company are currently under examination by the Internal Revenue Service for its separate company US income tax returns for the year ended December 31, 2005. The audits are only in the preliminary stages and management does not expect any material impact to the financial statements to occur as a result of these audits. The Company is not currently under examination by any state jurisdictions. The federal statute of limitations and certain states are opened from 2005 forward. Management believes that the accrual for tax liabilities is adequate for all open years. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. On the basis of present information, it is the opinion of the Company’s management that there are no pending assessments that will result in a material adverse effect on the Company’s consolidated financial statements over the next twelve months.

The Company recognizes any interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses for all periods presented. The Company has not recorded any material interest or penalties during any of the years presented.

9.    DEFERRED CEMETERY REVENUES—NET/DEFERRED SELLING AND OBTAINING COSTS

In accordance with SAB No. 104, the Company defers the revenues and all direct costs associated with the sale of pre-need cemetery merchandise and services until the merchandise is delivered or the services are performed. The Company also defers the costs to obtain new pre-need cemetery and new prearranged funeral business as well as the investment earnings on the prearranged services and merchandise trusts (see Note 1).

At December 31, 2007 and 2008, deferred cemetery revenues, net, consisted of the following

	As of December 31,
	2007	2008
	(in thousands)
Deferred cemetery revenue	$160,429	$186,515
Deferred merchandise trust revenue	33,510	32,557
Deferred merchandise trust unrealized losses	(11,801)	(66,607)
Deferred pre-acquisition margin	62,428	67,615
Deferred cost of goods sold	(23,624)	(27,063)

Deferred cemetery revenues, net	$220,942	$193,017

Deferred selling and obtaining costs	$35,836	$41,795

10.    RETIREMENT PLANS

The Company has a 401(k) retirement savings plan for employees who may defer up to 15% of their compensation. The Company does not currently match any of the employee contributions.

The Company’s general partner has adopted the StoneMor Partners L.P. Long-Term Incentive Plan (“LTIP”) for its employees, consultants and directors, who perform services for the Company. The LTIP permits the grant of awards covering an aggregate of 624,000 common units in the form of unit options, unit appreciation rights, restricted units and phantom units. The compensation committee of the Company’s general partner’s board of directors administers the plan. The plan will continue in effect until the earliest of (i) the date determined by the board of directors of the Company’s general partner; (ii) the date that common units are no longer available for payment of awards under the plan; or (iii) the tenth anniversary of the plan.

The Company’s general partner’s board of directors or compensation committee may, in their discretion, terminate, suspend or discontinue the LTIP at any time with respect to any units for which a grant has not yet been made. The Company’s general partner’s board of directors also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be delivered in accordance with awards under the plan, subject to any approvals if required by the exchange upon which the common units are listed at that time. No change in any outstanding grant may be made, however, that would materially impair the rights of the participant without the consent of the participant.

Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the grantee receives a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the fair market value of a common unit. The compensation committee may make grants of restricted units and phantom units under the plan to employees, consultants and directors containing such terms as the compensation committee shall determine under the plan, including the period over which restricted units and phantom units granted will vest. The committee may, in its discretion, base its determination on the grantee’s period of service or upon the achievement of specified financial objectives. In addition, the restricted and phantom units will vest upon a change of control of the Company or the general partner, subject to additional or contrary provisions in the award agreement.

If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in an award agreement. Common units to be delivered with respect to these awards may be common units acquired by the Company’s general partner in the open market, common units already owned by the Company’s general partner, common units acquired by the Company’s general partner directly from the Company or any other person or any combination of the foregoing. The Company’s general partner will be entitled to reimbursement by the Company for the cost incurred in acquiring common units. If the Company issues new common units with respect to these awards, the total number of common units outstanding will increase.

Distributions on restricted units may be subject to the same vesting requirements as the restricted units, in the compensation committee’s discretion. The compensation committee, in its discretion, may also grant tandem distribution-equivalent rights with respect to phantom units. These are rights that entitle the grantee to receive cash equal to the cash distributions made on the common units. The Company is considering amending the plan to permit grantees to receive units rather than cash.

The Company intends for the issuance of the common units upon vesting of the restricted units and phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and the Company will receive no remuneration for the units.

As of December 31, 2008, 393,680 restricted phantom units had been granted under the plan, 360,500 of which vest in direct proportion to the conversion of subordinated units into common units in accordance to the provision of the Partnership Agreement. The additional 33,180 units issued to certain members the board of directors of the Company’s general partner as compensation for serving on the board are fully vested at issuance.

The following table sets forth the LTIP restricted phantom unit activity for the periods indicated:

	Years ended December 31,
	2006	2007	2008
	(in thousands)
Outstanding, beginning of period	—	381,903	296,159
Granted (1)	381,903	4,381	7,396
Matured	—	90,125	90,125
Forfeited	—	—	—

Outstanding, end of period	381,903	296,159	213,430

Non-cash compensation expense recognized (in thousands) (2)	$1,212	$4,741	$2,262

(1)	The weighted-average price for phantom unit awards on the date of grant was $21.22, $24.92 and $16.53 for awards granted for the year ended December 31, 2006, 2007 and 2008, respectively.
(2)	Includes $0.6 million in unit-based compensation related to the grant of Class B units in the Company’s general partner to two senior executives.

Unit Options and Unit Appreciation Rights.    The LTIP permits the grant of options and unit appreciation rights (“UARs”) covering common units. A UAR entitles the grantee to a payment in cash or units, in the discretion of the compensation committee, equal to the appreciation of the unit price between the grant date and the exercise date. The compensation committee may make grants under the plan to employees, consultants and directors containing such terms as the committee shall determine, including the grant of tandem distribution-equivalent rights. It is the Company’s intention not to issue unit options and UARs with an exercise price less than the fair market value of the units on the date of the grant. In general, unit options and UARs granted will become exercisable over a period determined by the compensation committee and, in the compensation committee’s discretion, may provide for accelerated vesting upon the achievement of specified performance objectives. In addition, unless otherwise provided in an award agreement, the unit options and UARs will become exercisable upon a change in control of the Company or its general partner. Unless otherwise provided in an award agreement, unit options and UARs may be exercised only by the participant during his lifetime or by the person to whom the participant’s right will pass by will or the laws of descent and distribution.

If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s unvested options and UARs will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in an award agreement. Upon exercise of a unit option or UAR, the general partner will acquire common units in the open market or directly from the Company or any other person or use common units already owned by the Company’s general partner or any combination of the foregoing. The general partner will be entitled to reimbursement by the Company for the difference between the cost incurred by it in acquiring these common units and the proceeds it receives from a grantee at the time of exercise. Thus, the cost of the unit options and UARs above the proceeds from grantees will be borne by the Company. If the Company issue a new common units upon exercise of the unit options, the total number of common units outstanding will increase, and the Company’s general partner will pay the Company the proceeds it received from the grantee upon exercise of the unit option.

The plan has been designed to furnish additional compensation to the Company’s employees, consultants and directors and to align their economic interests with those of common unitholders. Awards may be granted under the plan in substitution of similar awards held by individuals who become the Company’s employees, consultants or directors as a result of an acquisition. These substitute awards may have exercise prices less than the fair market value of a common unit on the date of substitution.

In 2006, the Company began awarding UARs. The compensation expense is the fair value on the date of grant, recognized over the vesting period. The fair value for these awards was estimated using the Black-Scholes-Merton valuation model and follows the provisions of SFAS No. 123R, Share-Based Payment (“SFAS 123R”). The Company used historical data and other pertinent information to estimate the expected volatility for the term of the award and the outstanding period of the award for separate groups of employees that had similar historical exercise behavior. The risk free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The weighted-average fair value of UARs granted during the year ended December 31, 2006 was $2.47. Pursuant to SFAS 123R, the fair value is amortized to expense ratably over the vesting period. There were no UARs granted during the year ended December 31, 2007 or 2008.

A summary of UARs activity for the years ended December 31, 2006, 2007 and 2008 follows:

	Year ended December 31, 2006
	Shares	Weighted- average exercise price per share	Weighted- average fair value price per share
Outstanding at the beginning of the year	—	$—	$—
Granted	120,000	$24.14	$2.47
Exercised	—	$—	$—
Forfeited	—	$—	$—

Outstanding, end of year	120,000	$24.14	$2.47

Exercisable, end of year	—	$—	$—

	Year ended December 31, 2007
	Shares	Weighted- average exercise price per share	Weighted- average fair value price per share
Outstanding at the beginning of the year	120,000	$24.14	$2.47
Granted	—	$—	$—
Exercised	—	$—	$—
Forfeited	—	$—	$—

Outstanding, end of year	120,000	$24.14	$2.47

Exercisable, end of year	30,000	$24.14	$2.47

	Year ended December 31, 2008
	Shares	Weighted- average exercise price per share	Weighted- average fair value price per share
Outstanding at the beginning of the year	120,000	$24.14	$2.47
Granted	—	$—	$—
Exercised	—	$—	$—
Forfeited	—	$—	$—

Outstanding, end of year	120,000	$24.14	$2.47

Exercisable, end of year	60,000	$24.14	$2.47

The following table summarizes information about UAR’s outstanding as of December 31, 2008:

	UAR’s Outstanding				UAR’s Outstanding
Range of exercise prices per unit	Number Outstanding	Weighted- average Remaining Contractual Term (in years)	Weighted- average exercise price per unit	Aggregate Intrinsic Value	Number Exercisable	Weighted- average Remaining Contractual Term (in years)	Weighted- average exercise price per unit	Aggregate Intrinsic Value
$24.14	120,000	1.53	$24.14	$296,400	60,000	1.53	$24.14	$148,200

The fair value of each unit appreciation right granted is estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

December 31, 2006
Expected dividend yield	7.90%
Risk-free interest rate	4.50%
Expected volatility	24.20%
Expected life (in years)	3.53

As of December 31, 2008, there was approximately $38,000 of unrecognized compensation cost related to non-vested UARs. Such cost is expected to be recognized over a weighted-average period of 0.75 years. Total compensation expense for UARs was approximately $28,000, $150,000 and $80,000 for the years ended December 31, 2006, 2007 and 2008, respectively.

11.    COMMITMENTS AND CONTINGENCIES

Legal—The Company is party to legal proceedings in the ordinary course of its business but does not expect the outcome of any proceedings, individually or in the aggregate, to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Leases—At December 31, 2007 and 2008, the Company was committed to operating lease payments for premises, automobiles and office equipment under various operating leases with initial terms ranging from one to five years and options to renew at varying terms. Expenses under operating leases were $0.6 million, $0.7 million and $1.9 million for the years ended December 31, 2006, 2007 and 2008 respectively.

At December 31, 2008, operating leases will result in future payments in the following approximate amounts (in thousands):

(in thousands)
2009	$1,885
2010	1,684
2011	1,502
2012	1,313
2013	1,115
Thereafter	4,076

Total	$11,575

Employment Agreements—The Company has employment agreements with four of its’ senior executives which are annually renewable.

Tax Indemnification—CFSI LLC has agreed to indemnify the Company for all federal, state and local income tax liabilities attributable to the operation of the assets contributed by CFSI LLC to the Company prior to the closing of the public offering. CFSI LLC has also agreed to indemnify the Company against additional income tax liabilities, if any, that arise from the consummation of the transactions related to the Company’s formation in excess of those believed to result at the time of the closing of the Company’s initial public offering. The Company estimates that $600,000 of state income taxes and no federal income taxes will be due as a result of these formation transactions. CFSI LLC has also agreed to indemnify the Company against the increase in income tax liabilities of the Company’s corporate subsidiaries resulting from any reduction or elimination of the Company’s net operating losses to the extent those net operating losses are used to offset any income tax gain or income resulting from the prior operation of the assets of CFSI LLC contributed to the Company, or from the Company’s formation transactions in excess of such gain or income believed to result at the time of the closing of the initial public offering. Until all of its indemnification obligations under the omnibus agreement have been satisfied in full, CFSI LLC is subject to limitations on its ability to dispose of or encumber its interest in the Company’s general partner or the common units or subordinated units held by it (except upon a redemption of common units by the partnership upon any exercise of the underwriters’ over-allotment option) and will also be prohibited from incurring any indebtedness or other liability. CFSI LLC is also subject to certain limitations on its ability to transfer its interest in the Company’s general partner or the common units or subordinated units held by it if the effect of the proposed transfer would trigger an “ownership change” under the Internal Revenue Code that would limit the Company’s ability to use the Company’s federal net operating loss carryovers.

12.    ACQUISITIONS

On December 21, 2007 the Company acquired 45 cemeteries and 30 funeral homes from Service Corporation International (NYSE: SCI) joined by certain of its direct and indirect subsidiary entities (the “SCI Acquisition”). The results of operations of these acquired cemeteries and funeral homes have been included in the consolidated financial statements since that date.

The Company’s balance sheets at December 31, 2007 reflect purchase price allocations related to the SCI Acquisition that had not as of yet been finalized. These purchase price allocations were re-estimated in 2008 and resulted in an increase of the value of net assets acquired from $76.4 million to $78.1 million along with a reallocation of the various components of such net assets acquired.

The following table reconciles amounts originally recorded and included in partners’ capital at December 31, 2007 to amounts included in partners’ capital at December 31, 2008.

	Original	Re-estimate	Change
	(In thousands)
Assets

Accounts receivable, net	$9,583	$6,086	$(3,497)
Inventory	817	—	(817)
Cemetery property	15,861	49,473	33,612
Property and equipment	24,873	17,308	(7,565)
Merchandise trust assets	68,013	64,434	(3,579)

Total assets	119,147	137,301	18,154

Liabilities

Deferred margin	22,222	26,350	4,128
Deferred interest	32	—	(32)
Perpetual care liabilities	—	164	164
Deferred tax liabilities	—	8,354	8,354
Merchandise liability	20,513	24,323	3,810

Total liabilities	42,767	59,191	16,424

Net assets	$76,380	$78,110	$1,730

The following unaudited pro forma information presents a summary of results of operations of StoneMor and the acquired cemeteries and funeral homes if the acquisition had occurred on January 1, 2006:

	Year ended December 31,
	2006	2007
	(unaudited)
	(In thousands)
Revenues	$159,134	$187,882
Net income (loss)	(907)	9,075
Net income per limited partner unit (basic and diluted)	(0.10)	1.00

The unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments such as decreased cost of goods sold related to the step-down in the basis of the cemetery property acquired and increased interest on the acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 2006 or of future results of operations of the locations.

The Company made four acquisitions in 2008. The first acquisition took place during the first quarter of the year and consisted of a single cemetery (the “First Quarter Acquisition”). The second acquisition took place in the third quarter of the year and consisted of six cemeteries and two funeral homes (the “Third Quarter Acquisition”). The third and fourth acquisition took place during the fourth quarter of the year and consisted of two cemeteries and a single funeral home (the “Fourth Quarter Acquisitions”).

The results of the operations of the acquired properties have been included in the consolidated financial statements since the date of acquisition and are not material to the results of operations.

The Company paid $600,000 in cash and $500,000 in common units representing limited partner interests to the sellers for the First Quarter Acquisition. Including the acquisition transaction costs, the transaction was valued at $1.2 million for accounting purposes.

The Company paid approximately $800,000 in cash to the sellers for the Third Quarter Acquisition. Including the acquisition transaction costs, the transaction was valued at $1.4 million for accounting purposes.

The Company paid approximately $1.6 million in cash to the sellers for the Fourth Quarter Acquisitions. Including the acquisition transaction costs, the transaction was valued at $1.8 million for accounting purposes.

The following table summarizes the estimated fair values (in thousands) of the assets acquired and liabilities assumed as of the acquisition date for all 2008 acquisitions.

Assets acquired
Accounts receivable, net	$650
Cemetery property	9,101
Property and equipment	1,515
Goodwill	480
Merchandise trust funds, restricted at fair value	1,425

Total assets acquired	13,171

Liabilities assumed
Deferred margin	4,530
Merchandise liability	4,182
Other liabilities	27

Total liabilities assumed	8,739

Net assets acquired	$4,432

13.    SEGMENT INFORMATION

In conjunction with its September 2006 acquisition of 21 cemeteries and 14 funeral homes from Service Corporation International and as part of ongoing strategic planning and ongoing marketing studies of its potential customers, in the third quarter of 2007 the Company reorganized and disaggregated its single reportable segment into five distinct reportable segments which are classified as Cemetery Operations—Southeast, Cemetery Operations—Northeast, Cemetery Operations—West, Funeral Homes, and Corporate.

The Company has chosen this level of reorganization and disaggregation of reportable segments due to the fact that a) each reportable segment has unique characteristics that set it apart from other segments; b) the Company has organized its management personnel at these operational levels; and (c) it is the level at which its chief decision makers and other senior management evaluate performance.

The Company’s Funeral Homes segment offers a range of funeral-related services such as family consultation, the removal of and preparation of remains and the use of funeral home facilities for visitation. These services are distinctly different than the cemetery merchandise and services sold and provided by the cemetery operations segments.

The cemetery operations segments sell interment rights, caskets, burial vaults, cremation niches, markers and other cemetery related merchandise. The nature of the Company’s customers differs in each of our regionally based cemetery operating segments. Cremation rates in the West region are substantially higher (65% in Washington and Oregon) than they are in the Southeast region (12% in Alabama and Kentucky). Rates in the Northeast region tend to be somewhere between the two. Statistics indicate that customers who select cremation services have certain attributes that differ from customers who select other methods of interment. The disaggregation of cemetery operations into the three distinct regional segments is primarily due to these differences in customer attributes along with the previously mentioned management structure and senior management analysis methodologies.

The Company’s Corporate segment includes various home office selling and administrative expenses that are not allocable to the other operating segments.

Segment information as of and for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 is presented below:

As of and for the year ended December 31, 2006

	Cemeteries			Funeral Homes
	Southeast	Northeast	West		Corporate	Adjustment	Total
	(in thousands)
Revenues
Sales	$43,177	$34,218	$1,021	$—	$—	$(11,565)	$66,851
Service and other	19,646	23,453	548	—	—	(1,503)	42,144
Funeral home	—	—	—	6,118	—	—	6,118

Total revenues	62,823	57,671	1,569	6,118	—	(13,068)	115,113

Costs and expenses
Cost of sales	9,358	7,376	230	—	—	(2,272)	14,692
Selling	14,537	11,145	310	—	—	(2,806)	23,186
Cemetery	11,214	12,495	635	—	—	—	24,344
General and administrative	6,612	5,948	241	—	—	—	12,801
Funeral home	—	—	—	4,836	—	—	4,836
Corporate	—	—	—	—	19,795	—	19,795

Total costs and expenses	41,721	36,964	1,416	4,836	19,795	(5,078)	99,654

Operating earnings	21,102	20,707	153	1,282	(19,795)	(7,990)	15,459

Interest expense	3,787	3,183	97	424	—	—	7,491
Depreciation and amortization	1,258	1,015	1	252	975	—	3,501

Earnings (losses) before taxes	$16,057	$16,509	$55	$606	$(20,770)	$(7,990)	$4,467

Supplemental information
Total assets	$280,749	$287,149	$41,162	$10,665	$9,867	$—	$629,592

Amortization of cemetery property	$2,856	$2,419	$14	$—	$—	$(1)	$5,288

Long lived asset additions	$3,307	$903	$799	$2,692	$193	$—	$7,894

As of and for the year ended December 31, 2007

	Cemeteries			Funeral Homes
	Southeast	Northeast	West		Corporate	Adjustment	Total
	(in thousands)
Revenues
Sales	$51,074	$33,354	$8,729	$—	$—	$(9,442)	$83,715
Service and other	23,405	28,366	7,031	—	1	(7,986)	50,817
Funeral home	—	—	—	10,782	—	—	10,782

Total revenues	74,479	61,720	15,760	10,782	1	(17,428)	145,314

Costs and expenses
Cost of sales	11,528	7,871	1,856	—	—	(1,584)	19,671
Selling	16,485	10,841	2,829	—	979	(1,889)	29,245
Cemetery	13,627	13,662	3,478	—	—	—	30,767
General and administrative	8,011	5,947	1,726	—	—	—	15,684
Funeral home	—	—	—	8,422	—	—	8,422
Corporate	—	—	—	—	25,148	—	25,148

Total costs and expenses	49,651	38,321	9,889	8,422	26,127	(3,473)	128,937

Operating earnings	24,828	23,399	5,871	2,360	(26,126)	(13,955)	16,377

Interest expense	4,480	3,555	425	615	—	—	9,075
Depreciation and amortization	1,276	919	62	386	1,248	—	3,891

Earnings (losses) before taxes	$19,072	$18,925	$5,384	$1,359	$(27,374)	$(13,955)	$3,411

Supplemental information
Total assets	$351,995	$269,591	$136,749	$39,548	$18,980	$—	$816,862

Amortization of cemetery property	$3,099	$2,290	$120	$—	$—	$292	$5,801

Long lived asset additions	$16,009	$287	$18,732	$9,089	$1,376	$—	$45,493

As of and for the year ended December 31, 2008

	Cemeteries			Funeral Homes
	Southeast	Northeast	West		Corporate	Adjustment	Total
	(in thousands)
Revenues
Sales	$63,762	$32,950	$27,794	$—	$5	$(22,990)	$101,521
Service and other	24,876	21,240	14,578	—	—	(2,730)	57,964
Funeral home	—	—	—	23,963	—	—	23,963

Total revenues	88,638	54,190	42,372	23,963	5	(25,720)	183,448

Costs and expenses
Cost of sales	14,032	8,038	4,616	—	1	(3,805)	22,882
Selling	20,270	10,665	8,192	—	1,252	(5,573)	34,806
Cemetery	17,805	13,542	10,257	—	47	—	41,651
General and administrative	10,419	6,096	4,767	—	90	—	21,372
Funeral home	—	—	—	19,065	—	—	19,065
Corporate	—	—	—	—	21,293	—	21,293

Total costs and expenses	62,526	38,341	27,832	19,065	22,683	(9,378)	161,069

Operating earnings	26,112	15,849	14,540	4,898	(22,678)	(16,342)	22,379

Interest expense	5,163	2,657	2,696	2,198	—	—	12,714
Depreciation and amortization	1,492	940	378	837	1,381	—	5,028

Earnings (losses) before taxes	$19,457	$12,252	$11,466	$1,863	$(24,059)	$(16,342)	$4,636

Supplemental information
Total assets	$322,365	$228,447	$138,956	$35,817	$12,656	$—	$738,240

Amortization of cemetery property	$2,966	$2,474	$493	$—	$—	$435	$6,368

Long lived asset additions	$18,930	$1,024	$1,431	$1,237	$1,580	$—	$24,201

Results of individual business units are presented based on our management accounting practices and management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to accounting principles generally accepted in the United States of America; therefore, the financial results of individual business units are not necessarily comparable with similar information for any other company. The management accounting process uses assumptions and allocations to measure performance of the business units. Methodologies are refined from time to time as management accounting practices are enhanced and businesses change. Revenues and associated expenses are not deferred in accordance with SAB No. 104 therefore, the deferral of these revenues and expenses is provided in the adjustment column to reconcile the Company’s managerial financial statements to those prepared in accordance with accounting principles generally accepted in the United States of America. Pre-need sales revenues included within the sales category consist primarily of the sale of burial lots, burial vaults, mausoleum crypts, grave markers and memorials, and caskets. Management accounting practices included in the Southeast, Northeast, and Western Regions reflect these pre-need sales when contracts are signed by the customer and accepted by the Company. Pre-need sales reflected in the consolidated financial statements, prepared in accordance with Generally Accepted Accounting Principals, recognize revenues for the sale of burial lots and mausoleum crypts when the product is constructed and at least 10% of the sales price is collected. With respect to the other products, the consolidated financial statements prepared under Generally Accepted Accounting Principles recognize sales revenues when the criteria for delivery under SAB No. 104 are met. These criteria include, among other things, purchase of the product, delivery and installation of the product in the ground, and transfer of title to the customer. In each case, costs are accrued in connection with the recognition of revenues; therefore, the consolidated financial statements reflect Deferred Cemetery Revenue, Net and Deferred Selling and Obtaining Costs on the balance sheet, whereas the Company’s management accounting practices exclude these items.

Management evaluates results of operations of the business units before income taxes because it believes this is a more meaningful representation of the operating performance of its segments. This before tax presentation is closely aligned with the management and operating structure of our company. It is also on this basis that the Company’s performance is evaluated internally.

14.    FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company simultaneously adopted SFAS 157 and SFAS 159. As per the provisions of SFAS 159, the Company did not elect fair value measurement for any eligible assets or liabilities not previously recorded at fair value.

SFAS 157 establishes a new framework for measuring fair value and expands related disclosures. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 establishes a fair value hierarchy that gives the highest priority to observable inputs and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy defined by SFAS 157 are described below.

Level 1:	Quoted market prices available in active markets for identical assets or liabilities. The Company includes cash and cash equivalents, U.S. Government debt securities and publicly traded equity instruments in its level 1 investments.

Level 2:	Quoted prices in active markets for similar assets; quoted prices in non-active markets for identical or similar assets; inputs other than quoted prices that are observable. The Company includes U.S. state and municipal, corporate and other fixed income debt securities in its level 2 investments.

Level 3:	Any and all pricing inputs that are generally unobservable and not corroborated by market data.

The following table allocates the Company’s assets and liabilities measured at fair value as of December 31, 2008.

Merchandise Trust

Description	Level 1	Level 2	Level 3
		(in thousands)
Assets
Short-term investments	$26,911	$—	$—

Fixed maturities:
U.S. government and federal agency	5,629	—	—
U.S. state and local government agency	—	4,473	—
Corporate debt securities	—	3,153	—
Other debt securities	—	10,655	—

Total fixed maturity investments	5,629	18,281	—

Mutual funds—debt securities	21,799	6,548	—
Mutual funds—equity securities	53,217	—	—

Equity securities	29,220	—	—

Total	$136,776	$24,829	$—

Perpetual Care Trust

Description	Level 1	Level 2	Level 3
		(in thousands)
Assets
Short-term investments	$21,236	$—	$—

Fixed maturities:
U.S. government and federal agency	10,219	—	—
U.S. state and local government agency	—	8,477	—
Corporate debt securities	—	11,221	—
Other debt securities	—	572	—

Total fixed maturity investments	10,219	20,270	—

Mutual funds—debt securities	23,624	14,274	—
Mutual funds—equity securities	40,042	—	—

Equity securities	23,132	—	—

Total	$118,253	$34,544	$—

The Company has not applied the provisions of SFAS 157 to non-financial assets and liabilities that are of a non-recurring nature in accordance with FASB Staff Position (FSP) Financial Accounting Standards 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-2 delayed the effective date of application of SFAS 157 to non-financial assets and liabilities that are of a non-recurring nature until January 1, 2009.

15.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following summarizes certain quarterly results of operations:

	Three months ended
	March 31	June 30	September 30	December 31
2007
Revenues	$30,540	$40,664	$35,376	$38,734
Gross profit (1)	6,455	12,210	10,666	8,736
Net income (loss)	(651)	4,663	(7)	(1,219)
General partners’ interest in net income (loss) for the period	(13)	93	—	(24)
Limited partners’ interest in net income (loss) for the period
Common	(339)	2,426	(4)	(742)
Subordinated	(299)	2,144	(3)	(453)
Net income per common unit
Basic	(0.07)	0.54	—	(0.13)
Diluted	$(0.07)	$0.54	$—	$(0.13)

	Three months ended
	March 31	June 30	September 30	December 31
2008
Revenues	$43,413	$47,936	$45,783	$46,316
Gross profit (1)	9,267	12,771	12,526	9,955
Net income (loss)	458	2,232	335	1,531
General partners’ interest in net income (loss) for the period	9	45	8	29
Limited partners’ interest in net income (loss) for the period
Common	328	1,597	239	1,161
Subordinated	121	590	88	341
Net income per common unit
Basic	0.04	0.18	0.03	0.13
Diluted	$0.04	$0.18	$0.03	$0.13

(1)	The Company defines Gross Profit as cemetery sales less cost of sales and selling expenses.

16.    SUBSEQUENT EVENTS

Refer to “Series A Notes” in Note 7 of these consolidated financial statements for a discussion of the refinancing of the Company’s Series A Notes.

Item 9A.	Controls and Procedures

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s (“SEC”) rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our Disclosure Committee and management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b). Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this report.

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management concluded that we maintained effective internal control over financial reporting as of December 31, 2008.

The effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its report which appears herein.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during our last fiscal quarter ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors StoneMor GP LLC and Unitholders of StoneMor Partners L.P.

Levittown, Pennsylvania

We have audited the internal control over financial reporting of StoneMor Partners L.P. (the “Company”) as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2008 of the Company and our report dated March 31, 2009 (November 10, 2009 as to the effects of the adoption of ASC 810-10-65-1 and related disclosures in Note 1) expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 31, 2009